Exhibit 10(b)

PURCHASE AND SALE AGREEMENT

by and between

CENTRAL MISSISSIPPI GENERATING COMPANY, LLC

and

ENTERGY MISSISSIPPI, INC.,

Dated as of March 16, 2005

EXHIBITS AND SCHEDULES

Item	Description
Exhibit A-1, A-2	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Deed
Exhibit D	Form of Letter of Credit
Exhibit E	Form of Termination of Pre-Closing Interconnection Letter
Schedule 1.1A	Certain Permitted Encumbrances
Schedule 1.1B	Purchaser's Required Consents
Schedule 1.1C	Purchaser's Required Regulatory Approvals
Schedule 1.1D	Preliminary Title Commitment
Schedule 2.1(a)	Owned Real Property
Schedule 2.1(b)	Leased Real Property
Schedule 2.1(c)	Tangible Personal Property
Schedule 2.1(d)	Purchased Inventory
Schedule 2.1(e)	Purchased Project Contracts
Schedule 2.1(f)	Permits
Schedule 2.1(g)	Books and Records
Schedule 2.1(h)	Warranties
Schedule 2.1(i)	Claims and Causes of Action
Schedule 2.1(j)	Prepaid Items
Schedule 2.2(b)	Specified Excluded Assets
Schedule 2.2(g)	Advance Payments
Schedule 4.4	Compliance With Laws
Schedule 4.7	Litigation
Schedule 4.8	Project Contracts and Other Contracts
Schedule 4.9	Purchased Project Contract Matters
Schedule 4.11	Owned Real Property
Schedule 4.12	Leased Real and Personal Property
Schedule 4.13	Condition of Purchased Assets; Defects
Schedule 4.16	Environmental Matters
Schedule 4.23(b)	Undisclosed Liabilities
Schedule 4.24	Adverse Material Change to Purchased Assets
Schedule 4.25	Seller's Required Consents and Seller's Required Regulatory Approvals
Schedule 4.26	Certain Changes Since Seller's Acquisition of Project
Schedule 5.5	Purchaser Litigation
Schedule 6.4	Exceptions to Conduct Pending Closing
Schedule 6.12	Designated NAES Employees
Schedule 8.7	Certain Title Insurance Exceptions

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of March 16, 2005, is made and entered into by and between Central Mississippi Generating Company, LLC, a limited liability company organized and existing under the laws of the State of Delaware ("Seller"), and Entergy Mississippi, Inc., a corporation organized and existing under the laws of the State of Mississippi ("Purchaser").

RECITALS

        A.     Seller owns the Project (as defined in Article 1).

        B.     Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's right, title and interest in and to the Purchased Assets on the terms and subject to the conditions hereinafter set forth.

        C.     Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale and related transactions contemplated by this Agreement and the Ancillary Agreements as defined in Article 1 (the "Transactions").

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Certain Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

"Adjustment Sections" has the meaning set forth in Section 3.3.

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Agreement" means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

"Ancillary Agreements" means (i) the Bill of Sale, (ii) the Deed, (iii) the Assignment and Assumption Agreements, (iv) any additional agreements and instruments of sale, transfer, conveyance, assignment and assumption that may be executed and delivered by any Party at the Closing, (v) the Letter of Credit and (vi) the Transmission Purchase Agreements.

"Asserted Purchaser Claims" has the meaning set forth in Section 3.8(a).

"Assignment and Assumption Agreements" means the Assignment and Assumption Agreements, substantially in the form of Exhibits A-1 and A-2, to be executed and delivered by Seller and Purchaser at the Closing.

"Assumed Liabilities" has the meaning set forth in Section 2.3.

"Bankrupt" means, with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

"Bill of Sale" means a Bill of Sale, substantially in the form of Exhibit B, to be executed and delivered by Seller at the Closing.

"Business" means the business of operating the Project and generating, selling and delivering electric energy and providing Other Associated Electric Products from the Project.

"Business Day" means any day on which Federal Reserve member banks in New York, New York are open for business; and a Business Day shall commence at 8:00 a.m. and close at 5:00 p.m., local time, at the location of the applicable Party's principal place of business, or at such other location as the context may require.

"Closing" has the meaning set forth in Section 3.1.

"Closing Date" has the meaning set forth in Section 3.1.

"Closing Inventory Report" means an Inventory Report dated as of the Closing Date.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986.

"Code" means the Internal Revenue Code of 1986.

"Commercially Reasonable Efforts" means efforts which are reasonably within or should have been reasonably within the contemplation of the Parties on the Effective Date and which do not require the performing Party to expend funds or incur obligations other than expenditures and obligations which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement. With respect to expenditures required to satisfy Seller's obligations to use Commercially Reasonable Efforts under this Agreement:

        (a)     For Seller's obligations to use Commercially Reasonable Efforts other than those described in paragraphs (b) and (c) below, Seller shall be required to expend up to, but shall not be required to expend more than, $500,000 in aggregate payments to third parties to satisfy any and all such obligations.

        (b)     For Seller's obligations to use Commercially Reasonable Efforts for those actions described in Section 2.5(a)(ii), Seller shall be required to expend up to, but shall not be required to expend more than, $500,000 in aggregate payments to third parties to satisfy any and all such obligations (such payments being in addition to those payments described in paragraph (a) above).

        (c)     Seller shall not be required to expend any funds in order to obtain any consent to transfer to Purchaser any of the Other Software Licenses.

        (d)     The limitations in paragraphs (a)-(c) above shall not apply to Seller's obligations to use Commercially Reasonable Efforts other than with respect to payments to third parties, shall not apply to payments to counsel for Seller, shall not apply to expenditures resulting from the application of provisions other than those expressly requiring Commercially Reasonable Efforts, such as the provisions allocating costs and expenses in Section 6.2, and shall not apply to any obligations to use Commercially Reasonable Efforts under Sections 6.8 or 6.16.

"Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of June 1, 2004, between ESI and Seller.

"Consumables" means any and all of the following items of Inventory intended to be consumed or needing regular periodic replacement at the Project in the ordinary course of the conduct of the Business: lubricants, chemicals, fluids, lubricating oils, filters, seals, gaskets, and other similar expendable materials; maintenance, shop and office supplies; and all other expendable materials, supplies and other items consumed at the Project in the ordinary course of the conduct of the Business.

"Contract" means any contract, agreement, arrangement, license, easement, lease, commitment, sale and purchase order, and other instrument or understanding of any kind, whether written or oral, express or implied.

"Damaged Portion" has the meaning set forth in Section 6.8(b).

"Deed" means one or more Deeds, substantially in the form of Exhibit C, conveying each of the Owned Real Properties included in the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, with legal descriptions suitable for conveyance of such Owned Real Properties of record, to be executed and delivered by Seller at the Closing.

"Designated NAES Employees" shall have the meaning set forth in Section 6.12(b).

"Dispute" shall have the meaning set forth in Section 11.8(a).

"Easements" means all easements, rights-of-way, privileges, franchises, licenses and other similar agreements existing for the benefit of Real Property, including those specified in Schedule 2.1(a).

"Effective Date" means the date on which this Agreement has been executed and delivered by Seller and Purchaser.

"Electric Interconnection Facilities" means all structures, facilities, equipment, auxiliary equipment, devices and apparatus directly or indirectly required or installed to interconnect and deliver electric energy from the Project to the applicable delivery points and including, electric transmission and/or distribution lines, transformation, switching, electric metering equipment, any other metering equipment, communications equipment, and safety equipment, including, but not limited to, equipment required to protect (i) the electrical system to which the Project is connected and its customers from faults occurring at the Project and (ii) the Project from faults occurring on the electrical system to which the Project is connected or on other electrical systems to which such electrical system is directly or indirectly connected.

"Emission Allowances" means all authorizations to emit specified units of Hazardous Substances from the Project or the Project Site, which units are established by a Governmental Authority with jurisdiction over the Project or the Project Site under Environmental Law, including without limitation under (i) an air pollution control and emission reduction program designed to mitigate global warming or interstate or intrastate transport of air pollutants, (ii) a program designed to mitigate impairment of surface waters, watersheds or groundwater, or (iii) any pollution reduction program with a similar purpose, in each case regardless of whether the Governmental Authority establishing such authorizations designates such authorizations by a name other than "allowances."

"Encumbrances" means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind.

"Entergy Operating Companies" means Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy Gulf States, Inc., and Entergy New Orleans, Inc.

"Entergy System" means the transmission system of the Entergy Operating Companies, or of any entity succeeding to the ownership or control thereof, with a substation located near the Project.

"Environment" means the environment, including without limitation, any of the following media and any living organism or systems supported by any such media: (a) land, including surface land, sub-surface strata, sea bed and riverbed under water (as defined in clause (b) hereof) and any natural or man-made structures; (b) water, including coastal and inland waters, navigable waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and (c) air, including indoor and outdoor air and air within buildings and other man-made or natural structure above or below ground.

"Environmental Assessment" means an environmental site assessment with respect to the Project and the Project Site, prepared by the Environmental Consultant and performed in compliance with standard ASTM E1527-00 or any such other measures as required by EPA regulation to meet the "all appropriate inquiry" standard of CERCLA Section 101 in form and substance satisfactory to Purchaser, in Purchaser's sole discretion. A copy of the initial Environmental Assessment, dated September 22, 2004, prepared by the Environmental Consultant, has been supplied to Seller. If, in its discretion, Purchaser elects to conduct a final Environmental Assessment, the same shall be completed by Purchaser at its sole cost and expense not later than sixty (60) days in advance of the Closing Date.

"Environmental Claim" means, without limitation, any pending or threatened written notice, claim, demand or other communication by any Person alleging or asserting a Party's or any other Person's actual or potential liability for investigation, response, investigation costs, cleanup costs, compliance costs, enforcement costs, response costs, suits (whether in law or in equity), defense costs, capital expenditures (whether incurred to construct, alter, replace or modify any of the Purchased Assets as necessary for a Party to perform its obligations under this Agreement or otherwise) or the funding necessary therefor, actual damages, consequential damages, punitive damages, claims for contribution or indemnity, damages to natural resources or other property, personal injuries (including those arising from or related to toxic torts), fines or penalties, based on or resulting from, in whole or in part: (a) the presence or Release of any Hazardous Substances at any location, whether or not on property owned by such Person; (b) circumstances forming the basis of any violation or alleged violation of or legal obligation or liability pursuant to any Environmental Law; or (c) claims for Remediation or costs associated with Remediation.

"Environmental Condition" means the presence or Release of a Hazardous Substance in the Environment with the respect to the Project or the Project Site (wherever migrating) for which there is an obligation under Environmental Law to engage in any monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, reporting, response or restorative work, or concerning which a Governmental Authority with jurisdiction over such matter has required or may require the foregoing activities under Environment Laws.

"Environmental Consultant" means Malcolm Pirnie, Inc., or such other recognized environmental consulting firm as shall be acceptable to Purchaser and retained by Purchaser at its cost.

"Environmental Law" means any federal, state and local statutes, regulations, rules, ordinances, codes, decrees, judgments and judicial or administrative orders or common law relating to pollution or protection of the Environment or natural resources, including, without limitation, laws relating to Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of Hazardous Substances, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. Section 1201 et seq.; any similar laws of the State of Mississippi or of any other Governmental Authority having jurisdiction over the Project or the Project Site.

"Environmental Liability" means any Environmental Losses which (i) arise under or relate to any Environmental Condition or Environmental Claim, or (ii) are attributable to actions occurring or conditions existing on or prior to the Closing Date in violation of any Environmental Laws.

"Environmental Loss" means, without limitation, all liabilities, losses, claims, debts, assessments, deficiencies, charges, demands, fines, penalties, costs, expenses, damages, natural resource damages, reasonable fees and disbursements of counsel, costs of Remediation, liens or other claims against property or improvements thereon for work, labor or services performed with respect thereto or other obligations of any kind, character or description (whether absolute, contingent, matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) and expressly including those related to an indemnified Party's own negligence, pertaining or relating directly or indirectly, in whole or in part, to an Environmental Claim or Environmental Condition.

"Environmental Permit" means any federal, state or local Permit under or in connection with any Environmental Law, and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law relating to the Project or the Project Site.

"Environmental Report" means any environmental audit, environmental risk assessment, environmental site assessment or other investigation of Environmental Conditions at or related to the Project or the Project Site.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ESI" means Entergy Services, Inc., a Delaware corporation.

"ESI as Agent" means ESI as Agent for one or more of the Entergy Operating Companies, pursuant to that certain Amended and Restated Entergy System Agency Agreement, dated as of May 1, 2003, by and among said Entergy Services, Inc. and the Entergy Operating Companies.

"Estimated Closing Adjustment" has the meaning set forth in Section 3.5.

"Estimated Closing Statement" has the meaning set forth in Section 3.5.

"Estimated Cost" shall have the meaning set forth in Sections 6.8(b)(i) and 6.16(a)(i).

"Estimated Limit Date" shall have the meaning set forth in Sections 6.8(c) and 6.16(d).

"EWG" has the meaning set forth in Section 4.20.

"Excluded Assets" has the meaning set forth in Section 2.2.

"Excluded Liabilities" has the meaning set forth in Section 2.4.

"Expiration Date" means the date of the three year anniversary of this Agreement, as such date may be extended pursuant to Sections 6.8 or 6.16.

"FERC" means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. Section 7171, or its regulatory successor, as applicable.

"Final Allocation" has the meaning set forth in Section 3.7.

"Final Closing Adjustment" has the meaning set forth in Section 3.5.

"First Meeting Deadline" shall have the meaning set forth in Sections 11.8(b).

"Fuel" means natural gas or fuel oil of sufficient quality to meet all technical specifications of the Project.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

"Gas Interconnection Facilities" means all structures, pipelines, facilities, equipment, auxiliary equipment, devices and apparatus directly or indirectly required or installed to interconnect and deliver natural gas from the applicable delivery points for natural gas from the TETCO pipeline to the Project's electric generation units.

"GEII" means General Electric International Inc., a Delaware corporation.

"Good Utility Practices" means those practices, methods and acts engaged in or approved by a significant portion of the electric utility and power generation industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment by a prudent electric utility in light of the facts known at the time a decision is made, could have been expected to accomplish a desired result at reasonable cost consistent with good business practices, reliability, safety and expedition and in compliance with Law. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather to those practices, methods and acts generally accepted or approved by a significant portion of the electric utility industry in the relevant region, during the relevant time period, as described in the immediately preceding sentence.

"Governmental Authority" means any federal, state, local, foreign or other governmental subdivision, regulatory or administrative agency, commission, body, court or tribunal or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power over the matters specified or if such matters are not specified over Seller, Purchaser, the Project, the Project Site, the Transactions or any related matter.

"Hazardous Substances" means (a) any chemicals, materials, substances or wastes which are defined or regulated as "hazardous substances," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "hazardous wastes," "extremely hazardous wastes" "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "pollutants," "contaminants" or words of similar meaning and regulatory effect, including without limitation as the foregoing may be defined under any Environmental Law and (b) any other chemicals, materials, wastes or substances, the exposure to or treatment, storage, transportation, use, disposal or Release of which is prohibited, limited or regulated by any Environmental Law.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Income Tax" means any Tax imposed by any Governmental Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

"Indemnitee" has the meaning set forth in Section 7.3.

"Indemnitor" has the meaning set forth in Section 7.3.

"Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.

"Independent Contractor" means any Person (with the exception of attorneys and accountants) working at, or providing services or consulting in any capacity or manner for or related to the Project, and who is considered under applicable law or by Seller as an independent contractor, agent or consultant, including NAES, R.W. Beck and Kelson Attala.

"Initial Purchase Price" has the meaning set forth in Section 3.2.

"Intellectual Property Rights" has the meaning set forth in Section 4.14.

"Intercompany Arrangements" has the meaning set forth in Section 2.2(m).

"Interconnection Agreement" means an Interconnection Agreement in form satisfactory to Purchaser to be executed and delivered by Transmission Purchaser and Purchaser and become effective upon the Closing.

"Interconnection and Service Charge Agreement" means an Interconnection and Service Charge Agreement in form satisfactory to Purchaser to be executed and delivered by Transmission Purchaser and Purchaser and become effective upon the Closing.

"Interconnection Facilities Maintenance Agreement" means an Interconnection Facilities Maintenance Agreement in form satisfactory to Purchaser to be executed and delivered by Transmission Purchaser and Purchaser and become effective upon the Closing.

"Interconnection Facilities" means all Electric Interconnection Facilities and Gas Interconnection Facilities.

"Interim LTSA" means Seller's arrangements with GEII to provide customary maintenance of the combustion and steam turbines of the Project in compliance with GEII's technical requirements and information.

"Inventory" means any and all of the inventory items and equipment intended to be used or consumed at the Project in the ordinary course of the conduct of the Business including Consumables, new, repaired or refurbished equipment, components, assemblies, sub-assemblies and spare, replacement or other parts; tools, special tools, equipment; and all associated materials, supplies, software and other goods and other similar items of moveable property.

"Inventory Accounting Policies" has the meaning set forth in Section 3.3(b).

"Inventory Report" shall mean an inventory report prepared by Seller in the form set forth in Schedule 2.1(d).

"Inventory Threshold" has the meaning set forth in Section 3.3(b).

"Inventory Value" has the meaning set forth in Section 3.3(b).

"Kelson Attala" means Kelson Attala, LLC.

"Knowledge" or similar terms used in this Agreement with respect to a Party means:

        (a) in the case of Seller, the extent of the knowledge, as of the Effective Date (or, with respect to (i) the certificate delivered pursuant to Section 8.6, as of the date of delivery of the certificate and (ii) the matters set forth in Sections 6.3(a) and 11.14(c), as of the date that such knowledge is acquired), of David Patton after his due inquiry with Edward Burrell, Tom Corlett, Michael Chapman and Eric Emerson and, with respect to the matters in Sections 4.4, 4.5, 4.7 and 4.18, after his due inquiry with appropriate representatives of Greenberg Traurig, LLP, Kelson Attala and NAES; and

        (b) in the case of Purchaser, the extent of the knowledge, as of the Effective Date (or, with respect to (i) the certificate delivered pursuant to Section 9.6, as of the date of delivery of the certificate and (ii) the matters set forth in Sections 6.3(c) and 11.14(c), as of the date that such knowledge is acquired), of the following individuals whether or not employed by Purchaser: William Mohl, Marie Heard, Gary Dickens, Robert Malone, Cory Burton, Phil Carter, Trey Helle, Chuck Barlow, Carol St. Clair and Warren Page.

For purposes of this definition, an individual shall be deemed to have "knowledge" of a particular fact, circumstance or other matter if such individual is or at any time was actually aware of such fact, circumstance or other matter.

"Laws" means all statutes, rules, regulations, ordinances, orders and codes of any and all Governmental Authorities.

"Leased Real Property" has the meaning set forth in Section 2.1(b).

"Letter of Credit" has the meaning set forth in Section 3.8(a).

"Letter of Intent" means that certain Letter of Intent, dated as of August 12, 2004, by and between Seller and ESI.

"Liquidated Damages for Costs and Expenses" means a cash payment in the amount of (i) $2,000,000, if the event giving rise to the termination notice occurs prior to October 15, 2005, (ii) $3,500,000, if the event giving rise to termination notice occurs on or after October 15, 2005, but prior to October 15, 2006, and (iii) $4,500,000, if the event giving rise to termination notice occurs on or after October 15, 2006; provided, however, that the amount of Liquidated Damages for Costs and Expenses payable in respect of an event giving rise to Purchaser's right to terminate this Agreement shall be determined by reference to the earliest date on which a termination notice could have occurred based on such event, regardless of any waiver or delay in the giving of such notice; provided, further, however, that to the extent Purchaser shall at any time have the right to terminate this Agreement and receive Liquidated Damages for Costs and Expenses pursuant to more than one of the provisions of Section 10.1, and different amounts of Liquidated Damages for Costs and Expenses would be payable depending on which provision of Section 10.1 is made the basis of such Party's termination notice, only one of the amounts shall be payable and such amount shall be the greatest of the amounts of Liquidated Damages for Costs and Expenses.

"Limit Date" shall have the meaning set forth in Sections 6.8(c) and 6.16(d).

"Losses" has the meaning set forth in Section 7.1(a).

"Material Adverse Effect" with respect to Seller, means any occurrence set forth in clause (a) or clause (b) of this definition, and with respect to Purchaser, means any occurrence set forth in clause (a) of this definition: (a) any event, circumstance or condition materially impairing such Party's authority, right, or ability to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions; or (b) any change (or changes taken together) in, or effect on, the Project that is materially adverse to the operations or physical condition of the Project, or the business, assets, properties, financial condition, results of operations or prospects of the Business, including any change (or changes taken together) or effect related to the Project that (i) causes or could reasonably be expected to cause a diminution in value of any of the Purchased Assets of $500,000 or more or (ii) causes, or could reasonably be expected to cause, an increase in the amount or cost of paying, performing or otherwise discharging any of the Assumed Liabilities of $500,000 or more; provided that in no event shall the term Material Adverse Effect include: (1) any changes in national or regional or electric industry economic conditions generally affecting the national or regional electric industry as a whole, (2) any changes in the price of natural gas generally prevailing in the SERC Region, (3) any changes in the price of real estate generally prevailing in the SERC Region, or (4) any changes in the price of electric generating facilities generally prevailing in the SERC region.

"Material Software Licenses" shall mean the Purchased Project Contracts set forth on Schedule 2.1(e) under the caption "Software Licenses" that are described as items # 1, 2, 3, 7, 8, 13, 14, 16 and 17 and any Replacement License Agreements.

"Monthly Operating Report" shall mean a Monthly Management Report for the applicable period substantially in the form of those provided by Seller and delivered to Purchaser prior to the Effective Date, including therein technical discussions of energy management, financial results, operations and maintenance and regulatory compliance, with attached reports covering such matters as have been covered in reports previously provided by Seller or are otherwise reasonably requested by Purchaser.

"NAES" means North American Energy Services Company.

"NEG Contracts" shall have the meaning set forth in Section 2.2(k).

"NEG Tolling Contract" shall have the meaning set forth in Section 2.2(k).

"New LTSA" has the meaning set forth in Section 8.8.

"Nonassignable Asset" has the meaning set forth in Section 2.5(b).

"Notice of Claim" has the meaning set forth in Section 7.3.

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

"Other Associated Electric Products" means all of the services and products associated with capabilities or operational attributes or regulatory treatment of a generating unit, including but not limited to the capability to provide ancillary services, reserves, operational functions (e.g., black start capability), receipt or allocation or emissions allowances and other services and products.

"Other Software Licenses" shall mean the Purchased Project Contracts set forth on Schedule 2.1(e) under the caption "Software Licenses" other than the Material Software Licenses.

"Owned Real Property" has the meaning set forth in Section 2.1(a).

"Participating Entergy Operating Company Transactions" means any and all proposed purchases and sales of capacity, energy and/or Other Associated Electric Products of or from the Project at any time or from time to time after the Closing by any of the Participating Entergy Operating Companies.

"Participating Entergy Operating Company" means Purchaser and any other Entergy Operating Company that becomes (or is expected to become) a permitted assignee of or successor to Purchaser hereunder on or before the Closing Date, or purchases (or is expected to purchase) any portion of the output of the Project from and after the Closing and designated by Purchaser as a "Participating Entergy Operating Company" in a written notice to Seller after the Effective Date.

"Party" means Seller or Purchaser, as the context requires; "Parties" means, collectively, Seller and Purchaser.

"Permits" means permits, registrations, licenses, franchises, certificates and other consents, approvals and authorizations of Governmental Authorities to the extent related to the Project or the Business.

"Permitted Encumbrances" means (i) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and described in Part I of Schedule 1.1A, (ii) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary Encumbrances which are set forth in any Purchased Permit listed on a schedule to this Agreement or listed in Part II of Schedule 1.1A, (iii) mechanics', materialmens', laborers', carriers', workers', repairers' and other similar liens arising in the ordinary course of business for sums not yet due and payable, so long as the amount of any such sum in respect of which any such lien shall have arisen does not exceed $50,000, individually, and all such sums do not exceed $250,000 in the aggregate, and (iv) Encumbrances with respect to any of the Purchased Assets and created by or resulting from the acts or omissions of Purchaser.

"Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority or any other entity.

"Predecessor-in-Interest" means any predecessor-in-interest with respect to the Project, including Attala Generating Company, LLC (formerly known as Duke Energy Attala, LLC), VCC Attala OL LLC and TCC Attala OL LLC, and each of their respective Affiliates and Independent Contractors.

"Preliminary Title Commitment" means the Preliminary Title Commitment of the Title Insurer, Commitment Number 04-3706-11653MS, dated effective as of February 25, 2005, issued in the name of Seller, and attached hereto as Schedule 1.1D.

"Prepaid Items" has the meaning set forth in Section 2.1(j).

"Project" means the natural gas fueled electrical generation plant consisting of two General Electric 7241FA combustion turbine generator sets, two ALSTOM triple-pressure level heat recovery steam generators fitted with selective catalytic reduction, and a condensing General Electric steam turbine generator located in Attala County, Mississippi, together with all related assets and properties, real, personal and mixed, and interests therein (to the extent of Seller's interest), including ancillary equipment, Interconnection Facilities and Protective Apparatus and any additions thereto or replacements thereof.

"Project Contract" means any Contract to which Seller is a party, by which Seller or any of the Purchased Assets is bound or which has the primary purpose of supporting the Project or the Business, including the Interim LTSA.

"Project Employee Plan" has the meaning set forth in Section 2.2(d).

"Project Employees" means any employees, including individuals deemed to be employees by Law, who are employed in positions at or, if employed at another location, who perform substantially all their work in support of, the Project (whether employed by Seller, if any, or any Independent Contractor or any Predecessor-in-Interest). References to "former Employees" or "future Employees" mean former or future employees, including individuals deemed to be employees by Law, who, during the period of their employment (whether employed by Seller, if any, or any Independent Contractor or any Predecessor-in-Interest) related to the Project, were or are employed in positions at or, if employed at another location, who performed or perform substantially all their work in support of, the Project.

"Project Insurance Policies" means all insurance policies carried by or for the benefit of Seller or with respect to the ownership, operation or maintenance of the Project or the Business, including all liability, property damage, self insurance arrangements, retrospective assessments and business interruption policies in respect thereof.

"Project Site" means (a) the Owned Real Property and the Leased Real Property, and (b) the "Transmission Real Property" under and as such term is defined in the Transmission Assets Purchase and Sale Agreement.

"Property Tax" means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

"Protective Apparatus" means such equipment and apparatus, including but not limited to protective relays, circuit breakers and the like, necessary or appropriate to isolate the Project from the electrical system to which they are connected consistent with Good Utility Practices.

"Purchase Price" has the meaning set forth in Section 3.3.

"Purchased Assets" has the meaning set forth in Section 2.1.

"Purchased Inventory" has the meaning set forth in Section 2.1(d).

"Purchased Permits" has the meaning set forth in Section 2.1(f).

"Purchased Project Contracts" has the meaning set forth in Section 2.1(e).

"Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

"Purchaser Claims" has the meaning set forth in Section 7.1(a).

"Purchaser Financial Statements" has the meaning set forth in Section 5.6.

"Purchaser Group" has the meaning set forth in Section 7.1(a).

"Purchaser's Additional Regulatory Approvals" means from each of the Governmental Authorities having jurisdiction over Purchaser's or any of the Participating Entergy Operating Companies' retail operations, and specified in Part II of Schedule 1.1C, either: (i) approval of the Purchaser Transactions and the Participating Entergy Operating Company Transactions, including approval of the consummation thereof and of the full recovery of all costs associated with the Purchaser Transactions and the Participating Entergy Operating Company Transactions (through base rates, fuel adjustment charges, and/or such other rates or charges as may be applied pursuant to a rider or otherwise, provided that the provisions for full recovery of all costs are acceptable to Purchaser and/or the Participating Entergy Operating Companies, in their sole discretion) pursuant to a finding that the consummation of the Purchaser Transactions by Purchaser, and the consummation of the Participating Entergy Operating Transactions by Purchaser and the Participating Entergy Operating Companies, is prudent and in the public interest, or (ii) such other regulatory treatment as is deemed acceptable to Purchaser and the Participating Entergy Operating Companies in the exercise of their sole and absolute discretion.

"Purchaser's Required Consents" means the notices to or the consents, waivers or releases of any Person other than a Governmental Authority required by Purchaser to be made or obtained by or on behalf of Purchaser or any Participating Entergy Operating Company prior to consummation of the Purchaser Transactions, including the notices, consents, waivers or releases specified in Schedule 1.1B.

"Purchaser's Required Regulatory Approvals" means the notices to, filings with or approvals, statements, waivers, consents or authorizations of or from any Governmental Authority of competent jurisdiction over any of the Parties, any Participating Entergy Operating Company, any other Affiliates of Purchaser or the Project that are required (a) for Purchaser to consummate the Purchaser Transactions, including those specified in Part I of Schedule 1.1C or (b) to be made or obtained by or on behalf of Purchaser or any of the Participating Entergy Operating Companies with respect to the Transactions, the Transmission Arrangement Agreements or the transactions contemplated thereby, including those specified in Part I of Schedule 1.1C.

"Purchaser Transactions" means the Transactions regarding the Purchased Assets to which the Purchaser is a Party.

"Real Estate Curative Documents" has the meaning specified in Section 8.17(h).

"Real Property" means the Owned Real Property and the Leased Real Property.

"Release" shall have the meaning set forth in the Laws referred to in the definition of Environmental Laws herein, but also shall include without limitation any threatened Release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the Environment or the Project Site of any Hazardous Substance. The term "Released" shall have a corresponding meaning.

"Remediation" means any action of any kind to address an Environmental Condition, or the Release or the presence of Hazardous Substances in the Environment at the Project Site or any Purchased Assets, including the following: (i) monitoring, investigation, assessment, treatment, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any Permits necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or presence of Hazardous Substances; and (vi) any other activities that are appropriate or required under Environmental Laws to address an Environmental Condition, or the presence of or Release of Hazardous Substances in the Environment at the Project Site or any other Purchased Assets.

"Replacement License Agreement" has the meaning specified in Section 2.5(a)(ii).

"R.W. Beck" means R.W. Beck Plant Management, Ltd.

"Scheduled Adjustment Date" has the meaning set forth in Section 3.6.

"Seller" has the meaning set forth in the introductory paragraph of this Agreement.

"Seller Claims" has the meaning set forth in Section 7.2(a).

"Seller Group" means Seller, the Seller Trust, each of HSBC Bank USA, National Association, as Trustee, Monumental Life Insurance Company, Transamerica Life Insurance and Annuity Company, Transamerica Life Insurance Company, AIG Life Insurance Company, American General Life & Accident Insurance Company, American General Life Insurance Company, The United States Life Insurance Company in the City of New York (Formerly American General Life Insurance Company of New York), The Maritime Life Assurance Company, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, New York Life Insurance Company, SOF Investments, L.P. and Chateau I, LP and each of their respective officers, directors, attorneys, agents and successors and assigns.

"Seller Litigation" has the meaning set forth in Section 4.7.

"Seller's Required Consents" means the notices to or the consents, waivers or releases of any Person other than a Governmental Authority that are required by Seller to be made or obtained by or on behalf of Seller prior to the consummation of the Transactions, including the consents, waivers or releases specified in Schedule 4.25.

"Seller's Required Regulatory Approvals" means the notices to, filings with or approvals, waivers, consents or authorizations of or from any Governmental Authority that are required (i) for Seller to consummate the Transactions, including, those specified in Schedule 4.25 and (ii) by Seller to be made or obtained by or on behalf of Seller prior to the Closing, including those specified in Schedule 4.25.

"Seller Trust" means the Attala 2004 Trust, a New York trust, and owner of 100% of the membership interests in Seller.

"SERC Region" means the North American Electric Reliability Council region served by the members of the Southeastern Electric Reliability Council.

"SO2 Emission Allowance" means (i) an authorization by the USEPA under the Federal Clean Air Act, 42 U.S.C. Section 7401, et seq., to emit up to one ton of sulfur dioxide during or after a specified calendar year, or (ii) an authorization by the Mississippi Department of Environmental Quality authorizing the emission of up to one (1) ton of sulfur dioxide during or after a specified calendar year under an existing or future SO2 Emissions Allowance program.

"Tangible Personal Property" has the meaning set forth in Section 2.1(c).

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or secondary liability in respect any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

"Tax Return" means any return, report, information return, declaration, claim for refund or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes including information returns or reports with respect to backup withholding and other payments to third parties.

"Termination Date" has the meaning set forth in Section 10.1.

"Termination of Pre-Closing Interconnection Letter" means the Termination of Pre-Closing Interconnection Letter, substantially in the form of Exhibit E, to be executed and delivered by Seller prior to the Closing.

"Third Party Claim" means a claim by a Person that is not a member of the Seller Group or the Purchaser Group, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

"Title Insurer" has the meaning set forth in Section 8.7.

"Title Policy" has the meaning set forth in Section 8.7.

"Tolling Agreement" means that certain Tolling Agreement, dated as of July 1, 2004, by and between Seller and ESI as Agent.

"Transactions" has the meaning set forth in the Recitals.

"Transfer Tax" means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

"Transmission Arrangement Agreements" means the Interconnection Agreement, the Interconnection and Service Charge Agreement, the Interconnection Facilities Maintenance Agreement and any other documents and agreements between Purchaser and Transmission Purchaser contemplated therein that are to become effective upon Closing.

"Transmission Assets" means the "Transmission Assets" under, and as such term is defined in, the Transmission Assets Purchase and Sale Agreement.

"Transmission Assets Purchase and Sale Agreement" means the Purchase and Sale Agreement dated as of March 16, 2005, between Seller and Transmission Assets Purchaser.

"Transmission Assets Purchaser" means Attala Transmission LLC, a Louisiana limited liability company.

"Transmission Purchase Agreements" means the Transmission Assets Purchase and Sale Agreement and the Termination of Pre-Closing Interconnection Letter.

"USEPA Allowance Tracking System" means the electronic recordkeeping and notification system called "Allowance Tracking System," "ATS," "NOx Allowance Tracking System" or "NATS" which is maintained by the USEPA in order to record, track and monitor transactions in SO2 Emission Allowances and NOx Emission Allowances, the status of SO2 Emission Allowance and NOx Emission Allowance accounts and related matters.

"USEPA" means the United States Environmental Protection Agency.

"Warranties" has the meaning set forth in Section 2.1(h).

Section 1.2    Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

  the singular number includes the plural number and vice versa;

  reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

  reference to any gender includes each other gender;

  reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

  reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition unless otherwise specified;

  any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

  "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

  relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"

  reference to any Law (including statutes and ordinances) means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

  any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and

  all calculations and computations pursuant to this Agreement shall be carried and rounded to the nearest two (2) decimal places.

ARTICLE 2

PURCHASE AND SALE

Section 2.1    1Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, (i) all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to, used or held for use in the Business or for or at the Project, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the books and records of Seller, in each case to the extent now or hereafter located at the Project or owned by Seller on or before the Closing Date, and (ii) without limiting the foregoing, the assets relating to, used or held for use in the Business or for or at the Project described below, but excluding with respect to clauses (i) and (ii) above all Excluded Assets (collectively, the "Purchased Assets"):

  All real property owned by Seller, including fee interests, Easements, water rights, mineral rights and other owned interests in real property, and, without limiting the foregoing, the parcels of real property, Easements, water rights and other real property rights described in Schedule 2.1(a), and in each case all appurtenances thereto and all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including to the extent applicable any construction work in progress (collectively, the "Owned Real Property");

  All real property leased by Seller and all related lease or sublease agreements, and, without limiting the foregoing, the real property leasehold estates and related lease or sublease agreements described in Schedule 2.1(b), and in each case all appurtenances thereto and all buildings, fixtures and other improvements thereon and thereto, including to the extent applicable any construction work in progress (collectively, the "Leased Real Property");

  All machinery, equipment, vehicles, tools, furniture, furnishings and other tangible movable property owned by Seller or located at the Project, excluding Inventory, and, without limiting the foregoing, the property listed or described in Schedule 2.1(c) (collectively, the "Tangible Personal Property");

  All Inventory owned by Seller or located at the Project and, without limiting the foregoing, the property listed or described in Schedule 2.1(d) (collectively, the "Purchased Inventory");

  All Project Contracts listed or described in Schedule 2.1(e) (collectively, the "Purchased Project Contracts");

  All Permits and, without limiting the foregoing, the Permits listed or described in Schedule 2.1(f) and Schedule 4.16 (collectively, the "Purchased Permits");

  All books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items related to the Project or the Business in Seller's care custody and control and, without limiting the foregoing, the items listed or described in Schedule 2.1(g) (provided that Seller may make and keep additional copies of any of the foregoing, subject to the Confidentiality Agreement);

  All warranties and guarantees from manufacturers, contractors, suppliers and other third parties of any Owned Real Property, Leased Real Property, Tangible Personal Property or Purchased Inventory to the extent that the same are owned by Seller and not expired pursuant to their terms and, without limiting the foregoing, the warranties and guarantees listed or described in Schedule 2.1(h) (collectively, the "Warranties"), and in each case all claims or causes of action against any third parties thereunder other than those for reimbursement for repairs or replacements completed and paid for prior to Closing;

  All claims or causes of action against any third parties listed or described in Schedule 2.1(i);

  All advance payments, prepayments, prepaid expenses, deposits or the like to the extent related to the Project or the Business and owned by Seller and, without limiting the foregoing, such items listed or described in Schedule 2.1(j) (collectively the "Prepaid Items");

  All SO2 Emission Allowances remaining in the Project USEPA Allowance Trading System individual boiler accounts; and

  Except for Excluded Assets, all other assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to, used or held for use in the Business or for or at the Project, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the books and records of Seller, in each case to the extent now or hereafter located at the Project or owned by Seller.

Section 2.2    Excluded Assets. In accordance with the last clause of the first paragraph of Section 2.1, nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser shall not be entitled or required to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or contracts (the "Excluded Assets"):

  Any mobile equipment and tools owned by Independent Contractors and other third parties (other than any Person in the Seller Group) and located at the Project and related inventory items for the operation and maintenance of such mobile equipment and tools owned by Independent Contractors and other third parties (other than any Person in the Seller Group) and located at the Project, and any Tangible Personal Property, Purchased Inventory or Prepaid Items to the extent consumed or disposed of prior to the Closing, in each case in the ordinary course of the conduct of the Business consistent with past practice and the provisions of this Agreement, including the provisions of Section 6.4;

  Any of the assets, properties, rights or interests, owned, used, occupied or held by or for the benefit of Seller that are listed or described in Schedule 2.2(b) or that Purchaser, in a writing or writings delivered to Seller at least 10 days prior to the Closing Date, identifies as not desired by Purchaser to be included within, or to constitute a part of, the Purchased Assets;

  All of the rights and interests, and all of the liabilities and obligations, of Seller in, to, under or pursuant to any Project Contract other than the Purchased Project Contracts or that Purchaser, in a writing or writings delivered to Seller at least 10 days prior to the Closing Date, identifies as not desired by Purchaser to be included within, or to constitute a part of, the Purchased Assets;

  To the extent applicable to any current, former or future Project Employees or their employers, or to the Project or the Business, any of the following, and any funds and property held in trust or any other funding vehicle pursuant to, (i) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (ii) any other severance pay, stay pay, salary continuation, bonus, incentive, stock option or other equity-based, retirement or early retirement, pension, profit sharing, deferred compensation, welfare, vacation/holiday plans, contracts, programs, funds or similar arrangements, and (iii) all other employee fringe or other benefit plans, contracts, programs, funds or similar arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic adopted, maintained, sponsored, contributed to or made available for the benefit of such Project Employees and/or with respect to which Seller, any Independent Contractor or any Predecessor-in-Interest has any ongoing obligation or actual or potential ongoing liability whatsoever (all of the above being hereinafter referred to individually as a "Project Employee Plan" and collectively as the "Project Employee Plans"), and in particular, but without limitation, neither Purchaser nor any of its Affiliates shall be deemed to have assumed any Project Employee Plan by reason of any provision of this Agreement;

  Except to the extent described as Purchased Assets in Schedule 2.1(g), books and records of Seller, including Seller's minute books, limited liability company interest books, limited liability company interest ledger and company seal;

  Cash, cash equivalents, bank deposits, and accounts and notes receivable, trade or otherwise, including any amounts due under the Tolling Agreement and any posted collateral;

  The advance payments, accruals, prepayments, prepaid expenses, deposits or the like listed in Schedule 2.2(g);

  Rights of Seller arising under this Agreement, the Ancillary Agreements or any other instrument or document executed and delivered pursuant to the terms of this Agreement;

  The right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, all of which mail and other communications shall be promptly forwarded by Purchaser to Seller to the extent received by Purchaser;

  All refunds or credits, if any, of taxes due to or from Seller (but nothing herein shall limit the effect of the prorations and allocations of Tax liabilities elsewhere in this Agreement);

  That certain Tolling Agreement (the "NEG Tolling Contract") dated as of May 7, 2002 between Attala Generating Company, LLC ("AGC") and Attala Energy Company, LLC ("AEC"), that certain Guarantee dated as of May 7, 2002 by PG&E National Energy Group, Inc. (currently known as National Energy Gas & Transmission, Inc. "NEG"), in favor of AGC, guaranteeing the payment obligations of AEC under the NEG Tolling Contract, that certain Facility Lease Agreement dated as of May 7, 2002 between VCC ATTALA OL LLC, as Owner Lessor, and Attala Generating Company, LLC, as Facility Lessee and that certain Facility Lease Agreement dated as of May 7, 2002 between TCC ATTALA OL LLC, as Owner Lessor, and Attala Generating Company, LLC, as Facility Lessee (the "NEG Contracts");

  All claims or causes of action against any third parties including claims under warranties and guarantees, indemnification claims, contribution claims or claims for refunds, prepayments, offsets, recoupment, judgments and the like to the extent related to the Project or the Business and owned by Seller other than the claims or causes of action listed or described in Sections 2.1(h) and 2.1(i);

  Any contract, agreement, arrangement or commitment of any nature in respect of any intercompany transaction between Seller, on the one hand, and any of the Seller Group, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like (collectively, the "Intercompany Arrangements"); and

  The Transmission Assets.

No designation by Purchaser of any asset as an Excluded Asset pursuant to subsections (b) or (c) of this Section 2.2 shall serve to reduce the Purchase Price. At any time or from time to time, up to thirty (30) days following the Closing, any and all of the tangible Excluded Assets may be removed from the Project by Seller (at no expense to Purchaser, but without charge by Purchaser for temporary storage), provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt normal business activities at the Project.

Section 2.3    Assumption of Liabilities. Upon the Closing, Purchaser will assume, and will thereafter pay, perform and discharge as and when due, and Purchaser shall indemnify Seller Group in accordance with Section 7.2(a)(vi) with respect to, the following, and only the following, obligations and liabilities of Seller to the extent, and only to the extent, such obligations and liabilities are allocable to the period after the Closing Date or are prorated to Purchaser under Section 3.4 (collectively, the "Assumed Liabilities"): all liabilities and obligations under the Purchased Project Contracts assigned to Purchaser under this Agreement (other than obligations or liabilities prorated to Seller under Section 3.4), except in each case to the extent such liabilities and obligations are allocable to the period before the Closing Date, including liabilities and obligations thereof, that but for a breach or default by Seller or a waiver or extension given to or by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default by, or waiver or extension given to or by Seller.

Section 2.4    Excluded Liabilities. Except for Assumed Liabilities as provided in Section 2.3, Purchaser shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable with respect to, and Seller shall indemnify Purchaser Group in accordance with Section 7.1(a)(iv) with respect to, any liabilities or obligations of Seller or otherwise relating to the Business or the Project or any present or former owner or operator thereof, whether or not of, associated with, or arising from, any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown (collectively, the "Excluded Liabilities"), including the following:

  Any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated on or prior to the Closing Date, or the design, construction, ownership, possession, use, or operation of any of the Project, including the Purchased Assets, on or before the Closing Date, or sale or other disposition on or prior to the Closing Date of any capacity of or energy from the Project or any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business);

  Any liabilities or obligations of Seller to the extent relating to any Excluded Assets or other assets which are not Purchased Assets and the ownership, operation and conduct of any business in connection therewith or therefrom, including any amounts due from Seller under or arising from any Project Contracts other than the Purchased Project Contracts or from any Intercompany Arrangements;

  Any liabilities or obligations of Seller in respect of costs determined to be the responsibility of Seller under Section 3.4, any Taxes for which Seller is liable under Section 6.6 and Taxes attributable to the ownership, operation or use of any of the Project, including the Purchased Assets on or before the Closing Date (except for Taxes for which Purchaser is liable pursuant to Section 3.4 or Section 6.6 hereof);

  Any liabilities or obligations arising on or prior to the Closing Date from the breach by Seller of, default by Seller under or waiver or extension given by or to Seller with respect to the performance of any term, covenant or provision of any of the Purchased Project Contracts, that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach, default, waiver or extension;

  Any liabilities or obligations, including fines, penalties or costs imposed by a Governmental Authority and the costs of any associated defense or response with respect to any of the Project, including the Purchased Assets resulting from an investigation, proceeding, request for information or inspection before or by a Governmental Authority whether pending or commencing on, prior to or after the Closing Date, to the extent based on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business or the ownership, possession, use, operation, sale or other disposition on or prior to the Closing Date of any of the Project, including the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business), or actions taken or omissions to act made on or prior to the Closing Date.

  Any liabilities or obligations of any of Seller Group or their respective directors, officers, members, shareholders or agents, arising out of, or relating to, this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby, whether incurred prior to, on or after the Closing Date, including, without limitation, any and all finder's or broker's fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals;

  Any liabilities or obligations relating to any current, former or future Project Employee or other Person (whether employed by Seller, if any, or any Independent Contractor or any Predecessor-in-Interest) or to any spouse, children, other dependents or beneficiaries of any such Person or any successor-in-interest to any such Person, with respect to incidents, events, exposures or circumstances occurring at any time before or after Closing, in each case whenever any claims arising therefrom or relating thereto mature or are asserted, including all such liabilities and obligations arising (i) under or related to any Project Employee Plan, (ii) under or arising from any claim by any such Project Employees for compensation, severance benefits, any other benefit claims under any Project Employee Plans or applicable Laws, vacation pay, continuation coverage, expenses or any similar type claims arising from employment prior to the Closing or as a result of the consummation of the Transactions, (iii) under any employment, wage and hour restriction, equal employment opportunity, affirmative action, discrimination, retaliation, tort, plant closing or immigration and naturalization Laws or any Law relating to employee benefits, employment discrimination, leave, accommodation, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA, (iv) under any collective bargaining agreement, collective bargaining or labor relations Law, or agreement or arrangement with a labor organization or employee representative, (v) under any agreement concerning or relating to such Project Employees or other Persons performing work or services for the direct or indirect benefit of the Project, or (vi) in connection with any workers' compensation or any other employee health, accident, disability or safety claims; but excluding, however, all such liabilities and obligations arising from the actions of Purchaser Group with respect to Project Employees contacted by Purchaser Group for hiring before Closing or arising after Closing with respect to Project Employees hired by Purchaser;

  Any liabilities or obligations relating to the Business or the Project, including the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business or any of the Purchased Assets), to the extent based on events or conditions occurring or existing on or prior to the Closing Date and arising out of or relating to (i) any dispute arising out of or in connection with capacity of or energy provided or services rendered from the Project, including claims for refunds, personal injury or property damage, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, (iii) any lien described in clause (iii) of the definition of Permitted Encumbrances or any unpaid sums for which any such liens shall have arisen, (iv) claims by an Independent Contractor or other Person utilized or retained for services or work related to or in support of the Project, or (v) compliance with any Laws relating to any of the foregoing;

  Any liabilities or obligations to the extent based on, relating to or arising from events or conditions occurring or existing in connection with, or arising out of, any and all assets, properties, rights and interests which are not being acquired by Purchaser hereunder, including relating to or arising from the Excluded Assets;

  Any liabilities or obligations incurred by any of Seller Group or any of their respective directors, officers, shareholders, members, agents or Independent Contractors after the Closing Date (but this paragraph shall not limit the liabilities or obligations for which Purchaser provides indemnification under Section 7.2);

  Any liabilities or obligations under any of the Purchased Project Contracts which would be included in the Purchased Assets but for the provisions of Section 2.5, except to the extent Purchaser is provided with the benefits thereunder as contemplated by such Section; and

  Any liability representing indebtedness for money borrowed (and any refinancing thereof).

Section 2.5    Assignability and Consents.

  (i) Seller shall use Commercially Reasonable Efforts to take, or cause to be taken, all necessary actions to obtain, at the earliest practicable date and in any event prior to the Closing Date, all consents, approvals, authorizations or waivers of or from any third party necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, transfer and delivery of the Purchased Assets, and to consummate and make effective the Transactions.

  (ii) Within thirty (30) days after the execution of the Agreement, Seller will provide notice to the counterparty to each of the Material Software Licenses of the pending assignment of such Material Software Licenses to Purchaser (or to any permitted assignee under the Agreement) upon the occurrence of the Closing. Seller shall use Commercially Reasonable Efforts to either (y) obtain any necessary consents to the assignment of such Material Software License and the rights to use such Material Software License to Purchaser (or to any permitted assignee under the Agreement; provided however that, a consent that doesn't include such permitted assignees shall be deemed acceptable to Purchaser) prior to the Closing Date or (z) enter into a new license agreement ( each a "Replacement License Agreement") in replacement of such Material Software License, with rights, terms and conditions that are substantially similar to such Material Software License and with terms that permit the transfer thereof to Purchaser (or to any permitted assignee under the Agreement; provided however that, a Replacement License Agreement that doesn't include such permitted assignees shall be deemed acceptable to Purchaser) without having to obtain the counterparty's consent, and transfer such Replacement License Agreement and the rights to use the license granted thereunder to Purchaser prior to the Closing Date. Each such Replacement License Agreement shall constitute a Purchased Project Contract hereunder.

  Notwithstanding anything contained in this Agreement to the contrary, but subject to paragraph (d), this Agreement shall not constitute an agreement to assign any Purchased Asset, and Seller shall not be obligated or entitled to assign such Purchased Asset, if the attempted assignment or assumption of the same, without Seller first having obtained the consent, approval, authorization or waiver of a third party, would constitute a breach or default under any Purchased Project Contract, would violate any Law or would in any way adversely affect the rights, or increase the obligations, of any Party to this Agreement with respect to such Purchased Asset (each a "Nonassignable Asset"); provided, however, that Seller shall use Commercially Reasonable Efforts to obtain all such consents, approvals, authorizations and waivers at the earliest practicable date and in any event prior to the Closing Date and, if Seller shall not have obtained any such consent, approval, authorization or waiver prior to the Closing, Seller shall continue to use Commercially Reasonable Efforts to obtain as promptly as practicable after the Closing any such consent, approval, authorization or waiver not obtained prior to the Closing. Purchaser shall cooperate as reasonably requested by Seller in connection with Seller's efforts to obtain any such consent, approval, authorization or waiver.

  Without limiting Seller's obligations under Section 2.5(b), if any such consent, approval, authorization or waiver shall not have been obtained prior to the Closing, to the extent and for so long as the related Nonassignable Asset shall not have been assigned and transferred to Purchaser, Seller shall, following the Closing, hold such Nonassignable Asset in trust for the use and benefit of Purchaser, and shall take such other actions (including entering into written agreements) as Purchaser may reasonably request in order to place Purchaser in the same position as if such consents, approvals, authorizations or waivers had been obtained, or to provide to Purchaser the benefit of, any Nonassignable Asset not assigned and transferred to Purchaser.

  Nothing herein shall be construed to require Purchaser to consummate the Transactions if any condition in Article 8 has not been obtained.

ARTICLE 3

CLOSING; PURCHASE PRICE

Section 3.1    Closing. Subject to the terms and conditions hereof the consummation of the Transactions (the "Closing") will take place at the offices of Bracewell & Patterson, L.L.P., at 10:00 a.m. local time, on a mutually acceptable date within ten (10) Business Days following the date on which the conditions set forth in Articles 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing shall be effective for all purposes immediately after 11:59 p.m. on the Closing Date. At the Closing, and subject to the terms and conditions hereof, the following will occur:

  Deliveries by Seller. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following:

    instruments of transfer and conveyance, properly executed and acknowledged by Seller in such customary form as is reasonably acceptable to both Seller and Purchaser, that are necessary to transfer to and vest in Purchaser all of Seller's right, title and interest in and to the Purchased Assets or which may otherwise be required by the Title Insurer, including:

      the Bill of Sale;

      the Assignment and Assumption Agreements; and

      the Deed;

    any documents reasonably requested from Seller by the Title Insurer and allocable to Seller's obligations hereunder (including a gap indemnity agreement and other documents required by the Title Insurer pursuant to Schedule B-I of the Preliminary Title Commitment), in form and substance satisfactory to the Title Insurer, properly executed by Seller;

    a certificate and affidavit of non-foreign status of Seller pursuant to Section 1445 of the Code, properly executed by Seller;

    those documents required to be delivered to Purchaser by Seller pursuant to Article 8 or in accordance with the provisions of any Ancillary Agreement;

    all consents, waivers or approvals obtained by Seller with respect to the sale and purchase of the Purchased Assets, including those with respect to the transfer of any Purchased Project Contract or Permit or the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

    evidence, in form and substance reasonably satisfactory to Purchaser, demonstrating that Seller has obtained Seller's Required Regulatory Approvals and Seller's Required Consents to the extent required by Section 8.4(c); and

    any other documents or instruments reasonably required by Purchaser to consummate the Transactions and reasonably requested of Seller prior to the Closing Date.

  Deliveries by Purchaser. At Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

    the Initial Purchase Price as adjusted by the Final Closing Adjustment, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing prior to the Closing Date;

    the Assignment and Assumption Agreements;

    those documents required to be delivered to Seller by Purchaser pursuant to Article 9 or in accordance with the provisions of any Ancillary Agreement;

    evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Purchaser has obtained Purchaser's Required and Additional Regulatory Approvals and Purchaser's Required Consents to the extent required by Section 9.4(b);

    any documents reasonably requested from Purchaser by the Title Insurer and allocable to Purchaser's obligations hereunder, in form and substance satisfactory to the Title Insurer, properly executed by Purchaser; and

    any other documents or instruments reasonably required by Seller to consummate the Transactions and reasonably requested of Purchaser prior to the Closing Date.

  Ancillary Agreements. Subject to the occurrence of and contemporaneously with the Closing, each Party will execute and deliver, or cause to be executed and delivered, such of the Ancillary Agreements which such Party is required to execute and deliver, or cause to be executed and delivered, as applicable, at or upon the Closing and which such Party has not previously executed and delivered, or caused to be executed and delivered, as applicable.

Section 3.2    Initial Purchase Price. The initial purchase price for the Purchased Assets being sold shall be (a) $85,312,248, if the Closing occurs prior to October 15, 2005, (b) $88,094,169, if the Closing occurs on or after October 15, 2005, but prior to October 15, 2006, and (c) $92,730,704, if the Closing occurs on or after October 15, 2006 (such price on the Closing Date being, the "Initial Purchase Price").

Section 3.3    Adjustments to Initial Purchase Price. The Initial Purchase Price shall be subject to such adjustments as are specified in this Section 3.3 and as may occur under the provisions of Section 3.5 (this Section and Section 3.5 being referred to as the "Adjustment Sections," and the Initial Purchase Price as so adjusted is herein referred to as the "Purchase Price").

  Adjustments from Prorations. The Initial Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 3.4.

  Inventory. The Parties agree that the Initial Purchase Price assumes a quantity of Purchased Inventory, in the aggregate, with a cost value of $3,658,846 (the "Inventory Threshold"). Accordingly, the Parties agree that the Initial Purchase Price shall be further adjusted by the difference between the Inventory Threshold and the cost value of the Purchased Inventory as of the Closing (the "Inventory Value"). The Inventory Value shall be determined in the same manner as the initial valuation of the Purchased Inventory for determining the Inventory Threshold (the "Inventory Accounting Policies") which in each case shall exclude from inventory any parts procured and obtained with the intent to be consumed in a scheduled major maintenance event (including, without limitation, combustion inspections and hot gas path inspections). The Initial Purchase Price shall be (i) increased by the amount by which the Inventory Value exceeds the Inventory Threshold, or (ii) decreased by the amount by which the Inventory Value is less than the Inventory Threshold. Notwithstanding the foregoing, there shall be no adjustment to the Initial Purchase Price pursuant to this Section 3.3(b) unless the difference between the Inventory Threshold and the Inventory Value exceeds One Hundred Thousand Dollars (U.S. $100,000).

Section 3.4    Prorations.

  Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the ordinary and recurring items normally incurred by Seller (but excluding all Taxes other than Property Taxes) relating to the Business and operation of the Project, in each case as related to the Purchased Assets, shall be prorated and charged as of the Closing Date, without any duplication of payment under the Project Contracts, with Seller liable to the extent such items relate to any time periods (tax year periods for Property Tax) ending on or prior to the Closing Date, and Purchaser liable to the extent such items relate to periods (tax year periods for Property Tax) after the Closing (measured in the same units used to compute the item in question and otherwise measured by calendar days); provided that notwithstanding anything to the contrary herein, Purchaser shall not pay any amount under this Section 3.4 that constitutes an Excluded Liability.

  In connection with the prorations referred to in Section 3.4(a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the applicable amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within thirty (30) days after the date that the previously unavailable actual figures become available. Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

Section 3.5    Procedures for Closing Adjustments. At least twenty (20) calendar days prior to the anticipated Closing Date, Purchaser (with the assistance of Seller, to the extent requested by Purchaser) shall prepare and deliver to Seller an estimated closing statement (the "Estimated Closing Statement") that shall set forth Purchaser's best estimate of all estimated adjustments to the Initial Purchase Price required by this Agreement to be made as of the Closing (the "Estimated Closing Adjustment"). The Estimated Closing Adjustment, insofar as it relates to the adjustment required by Section 3.3(b), will be based on an Inventory survey which shall be conducted by Seller, in consultation with Purchaser, within thirty (30) days prior to the anticipated Closing Date consistent with the Inventory Accounting Policies and the results of which shall be delivered by Seller to Purchaser promptly upon completion. Seller shall provide at least five (5) Business Days advance written notice to Purchaser of the commencement of such Inventory survey and shall, to the extent Purchaser reasonably requests, permit Purchaser to observe and monitor Seller's conduct of the Inventory survey. Within ten (10) calendar days after the delivery of the Estimated Closing Statement by Purchaser to Seller, Seller may object in good faith to the Estimated Closing Adjustment in writing. If Seller objects to the Estimated Closing Adjustment within such ten (10) calendar day period, the Parties shall attempt to resolve their differences by negotiation and the Closing will not take place until such differences have been resolved in accordance with the provisions of Section 3.6. If Seller does not object to the Estimated Closing Adjustment, the parties will negotiate the final amount of all adjustments to the Initial Purchase Price (the "Final Closing Adjustment") at least five (5) Business Days prior to the Closing Date, or, if the Parties cannot resolve any differences with respect to such Final Closing Adjustment, the Closing will not take place until such differences have been resolved in accordance with the provisions of Section 3.6.

Section 3.6    Procedures for Certain Purchase Price Adjustments. If circumstances exist that result in any disagreement in respect of an adjustment to the Purchase Price pursuant to the provisions of the Adjustment Sections, then and in any such event, such negotiations, and the resolution of disagreements, shall be conducted in accordance with the provisions of this Section 3.6. The Parties shall negotiate such adjustment of the Purchase Price in good faith prior to the date such adjustment is otherwise scheduled to become effective (each, a "Scheduled Adjustment Date"). If the Parties are unable to agree upon an adjustment by the fifth (5th) Business Day prior to such date, then for the items in dispute such Scheduled Adjustment Date and any Closing Date (but not any Termination Date) shall be extended to the fifth (5th) Business Day following completion of the procedure described in this Section 3.6 and the determination of the pertinent adjustment, to provide for the opportunity to resolve such disagreement pursuant to the provisions of this Section 3.6. Within seven (7) Business Days following the original Scheduled Adjustment Date, each Party shall submit to the Independent Accounting Firm in writing its proposed adjustments of the Purchase Price which were to occur on such Scheduled Adjustment Date. Such proposals shall be materially in accordance with the last proposals made by such Party to the other Party during the course of the aforementioned good faith negotiations between the Parties. The Parties shall additionally submit such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as the Independent Accounting Firm may determine. Within five (5) Business Days following the due date of such submissions, as to each adjustment of the Purchase Price that was to occur on the Scheduled Adjustment Date concerning which there exists disagreement, the Independent Accounting Firm shall select, on an individual basis, a proposed adjustment of the Purchase Price proposed by one of the Parties, it being agreed that the Independent Accounting Firm shall have no authority to alter any such proposal in any way. Such determination by the Independent Accounting Firm shall be final and binding between the Parties as to such adjustments of the Purchase Price and shall not be subject to further challenge by the Parties pursuant to Section 11.8 or otherwise. Upon the determination of the appropriate adjustments, the Parties shall, subject to the terms and conditions of this Agreement, effectuate such adjustments by including them in the payments to occur at the Closing. Subject to the foregoing, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accounting Firm shall have no liability to the Parties in connection with services, except for acts of bad faith, willful misconduct or gross negligence and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request consistent with the foregoing. The fees and disbursements of the Independent Accounting Firm shall be paid one-half by Seller and one-half by Purchaser.

Section 3.7    Allocation of Purchase Price. The Parties shall use reasonable efforts to jointly prepare and agree upon an allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code within ninety (90) days after the Purchase Price has been determined ("Final Allocation"). If a Final Allocation is determined, then Purchaser and Seller agree to provide each other with any necessary information to complete Internal Revenue Service Form 8594 and to file timely Internal Revenue Service Form 8594 and all Tax Returns, in accordance with any agreed upon Final Allocation.

Section 3.8    Credit Support.

  At Closing, Seller shall provide to Purchaser an irrevocable letter of credit in the face amount of $9,273,070.40 in substantially the form attached as Exhibit D from a United States financial institution acceptable to Purchaser but in any event rated and continuing to be rated at least "A" by Standard & Poor's Corporation or at least "A2" by Moody's Investors Service (the "Letter of Credit"); provided, however, that if no issuer shall satisfy such ratings requirement, the next highest investment grade rating by such ratings services shall be deemed sufficient. The Letter of Credit shall be effective for a period of 12 months after the Closing Date, and shall be extended by Seller at least 30 days prior to any expiration thereof such that the Letter of Credit shall not expire until all Purchaser Claims asserted by Purchaser hereunder on or before the expiration of the survival period set forth in Section 11.14(a) have been resolved (such claims being referred to hereunder as the "Asserted Purchaser Claims"). The amount drawable under the Letter of Credit shall decrease to $4,636,535.20 on the date that is 6 months after the Closing Date unless a Asserted Purchaser Claim is outstanding on such date, in which case such decrease shall not occur until all Asserted Purchaser Claims outstanding on such date have been resolved and the amount payable thereunder to Purchaser determined. If the undrawn amount of the Letter of Credit exceeds $4,636,535.20 on the date that is 6 months after the Closing Date, then Purchaser shall promptly send to the issuer of the Letter of Credit a Reduction Certificate (as such term is defined in the Letter of Credit) reducing the amount drawable under the Letter of Credit to $4,636,535.20 unless an Asserted Purchaser Claim is outstanding on such date, in which case Purchaser may delay sending such Reduction Certificate until all Asserted Purchaser Claims outstanding on such date 6 months after the Closing Date have been resolved and the amount payable thereunder to Purchaser determined.

  The Letter of Credit may be drawn on by Purchaser:

        In the amount agreed upon, if Purchaser and Seller agree to the drawing;

        In the amount of any unpaid obligations of Seller under this Agreement or the Ancillary Agreements with respect to any Asserted Purchaser Claim, if Seller is obligated to Purchaser with respect to such Asserted Purchaser Claim as determined by a court of competent jurisdiction in accordance with Section 11.8 pursuant to an unappealable judgment which remains unsatisfied 30 days after such judgment becomes unappealable;

        In the amount of the Letter of Credit or such lesser amount as Purchaser determines is necessary to satisfy any Asserted Purchaser Claims, upon advance written notice to Seller, if the Letter of Credit would expire within 60 days and Seller does not, on or before the later of 30 days prior to the expiration of the Letter of Credit or 5 days after Purchaser's notice, extend the Letter of Credit as required above; and

        In the amount of the Letter of Credit or such lesser amount as Purchaser determines is necessary to satisfy any Asserted Purchaser Claims, upon advance written notice to Seller, if the issuer of the Letter of Credit no longer satisfies the requirements set forth above and Seller does not provide a replacement Letter of Credit from an issuer that does satisfy the requirements within 60 days of Purchaser's notice.

  In the event of any drawing pursuant to clause (iii) or (iv) above, Purchaser shall deposit the proceeds thereof in an interest-bearing segregated account of Purchaser for the benefit of Purchaser and Seller as set forth herein (but not third parties) with a United States financial institution acceptable to Seller but in any event rated and continuing to be rated as required of the issuer of the Letter of Credit above. Purchaser shall be entitled to apply such proceeds in satisfaction of any unpaid obligations of Seller under this Agreement or the Ancillary Agreements with respect to any Asserted Purchaser Claims, if and only if Seller is obligated to Purchaser with respect thereto by agreement of the Parties or as determined by a court of competent jurisdiction in accordance with Section 11.8 pursuant to an unappealable judgment which remains unsatisfied 30 days after such judgment becomes unappealable. In the event that after any drawing pursuant to clause (iii) or (iv) above, Seller provides Purchaser with a replacement Letter of Credit that satisfies the requirements set forth in this Section 3.8 in an amount equal to the unapplied proceeds of such drawing, then Purchaser shall cause the unapplied proceeds of such drawing to be returned to Seller.
  At such time as the survival period described in Section 11.14(a) has expired and all outstanding Asserted Purchaser Claims have been resolved, Purchaser shall return to Seller the Letter of Credit and any remaining proceeds thereof held by Purchaser.
  Purchaser shall pay to Seller at Closing an amount equal to fifty percent (50%) of the reasonable administrative charges and issuance fees paid by Seller to the issuer of the Letter of Credit for issuing and maintaining the Letter of Credit for the initial minimum period.
  In lieu of posting the Letter of Credit, Seller shall have the option of posting cash on terms and conditions that are satisfactory to Purchaser.

ARTICLES 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

Section 4.1    Organization and Existence. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in Mississippi, the state where the Project is located.

Section 4.2    Execution, Delivery and Enforceability. Seller has all requisite limited liability company power and authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements to which it is or becomes a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and of the Ancillary Agreements to which it is or becomes a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Seller and no other limited liability company proceedings on its part are necessary to authorize the same. Assuming the due authorization, execution and delivery by Purchaser and Transmission Purchaser of this Agreement and the Ancillary Agreements to which either is or becomes a party, this Agreement constitutes, and the Ancillary Agreements to which Seller is or becomes a party when executed and delivered by it will constitute, its valid and legally binding obligations, enforceable against it in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

Section 4.3    No Violation. Subject to Seller obtaining Seller's Required Consents and Seller's Required Regulatory Approvals, and except for compliance with the requirements of the HSR Act, neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which it is or becomes a party, nor Seller's performance of compliance with any provision hereof or thereof, nor Seller's consummation of the transactions contemplated hereby or thereby will:

  violate, or conflict with, or result in a breach of, any provisions of the Permits or the organizational documents of Seller;

  result in a default (or give rise to any right, including any right of termination, cancellation or acceleration) under, or conflict with, or result in a breach of, any of the material terms, conditions or provisions of any Project Contract or any note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets is bound;

  violate any Law or Order applicable to Seller or the Purchased Assets; or

  require the declaration, filing or registration with or notice to, authorization of, consent or approval from any Person.

Section 4.4    Compliance with Laws. To Seller's Knowledge, except as set forth in Schedule 4.4, Seller is not and will not be (by virtue of any past or present action, omission to act, Project Contract or any occurrence or state of facts whatsoever) in violation of, and is not under investigation or threatened in writing to be under investigation with respect to, any Law or judgment of any Governmental Authority applicable to Seller or the conduct of the Business. Prior to the Closing Date, any such uncured violation set forth in Schedule 4.4 shall have been cured.

Section 4.5    Permits. To Seller's Knowledge, Seller holds and is in compliance with all material Permits required by Law (excluding any of the foregoing required under any Environmental Law, in respect of which Seller's sole representations and warranties are set forth in Section 4.16) for the ownership and operation of the Project and the Business, as currently operated by Seller. To Seller's Knowledge, each such Permit is in full force and effect and no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation, suspension, limitation or termination thereof. To Seller's Knowledge, there is no condition, circumstance or issue that represents any material impediment to the assignment of any Purchased Permit or any condition, circumstance or issue related to Seller that would prevent Purchaser from obtaining the prompt provision of any other Permit, in each case with an associated cost not in excess of standard renewal or application fees, as applicable. Seller has no planned changes to the Project or the Project Site, including any power uprate, which requires modification of any Permit which has not yet been obtained.

Section 4.6    Bankruptcy and Insolvency Matters. Seller is not Bankrupt and there are no proceedings pending or being contemplated by it or, to the best of Seller's Knowledge, threatened against it, in each case, which could reasonably be expected to result in it being or, after giving effect to the consummation of the Transaction, becoming Bankrupt. After giving effect to the consummation of the Transaction, the fair value of the assets of Seller exceed its liabilities and the capital of Seller will not be impaired.

Section 4.7    Litigation. Except as set forth in Schedule 4.7, to Seller's Knowledge there is no claim, action, proceeding or investigation pending or threatened in writing against Seller before any court, arbitrator or Governmental Authority, or any judgment, decree, writ, injunction or order of any court, arbitrator or Governmental Authority binding on Seller (collectively, "Seller Litigation"); nor to Seller's Knowledge any claim, action, proceeding or investigation pending or threatened in writing against any of Seller Group (other than Seller) or any Independent Contractor before any court, arbitrator or Governmental Authority, or any judgment, decree, writ, injunction or order of any court, arbitrator or Governmental Authority binding on any of Seller Group (other than Seller) or any Independent Contractor in any way relating to the Project, the Business or the Purchased Assets that could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, to Seller's Knowledge, all claims, actions, proceedings or investigations related to the NEG Contracts that could materially affect the Seller are subject to a binding settlement agreement that precludes further claims, actions, proceedings or investigations by NEG or any of its Affiliates against Seller, the Project, the Business or the Purchased Assets.

Section 4.8    Contracts. Except for (i) this Agreement, (ii) as of the Closing Date, any Ancillary Agreement, (iii) any Project Contract listed in Schedules 4.8, 4.11 and 4.12, and (iv) provisions of terminated Project Contracts that expressly survive their termination but are not the subject of any current application, to the Knowledge of Seller, Seller is not bound by or subject to, and none of the Project, the Business or the Purchased Assets is bound by or subject to, any Contract.

Section 4.9    Purchased Project Contracts.

  Except as set forth in Part I of Schedule 4.9, no default, event of default or other event which, with notice or lapse of time or both, would constitute a default, has occurred or exists under any of the Purchased Project Contracts, except for such defaults, events of default and other events as to which requisite waivers have been obtained.

  Except as set forth in Part II of Schedule 4.9, no claim, action, proceeding or investigation, is pending or threatened against Seller challenging the enforceability of any of the Purchased Project Contracts.

  Except for the Purchased Project Contracts listed under the caption "Software Licenses" on Schedule 2.1(e), each Purchased Project Contract constitutes the valid and binding obligation of Seller and the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

Section 4.10    Conveyance of Title. Except for the Purchased Project Contracts listed under the caption "Software Licenses" on Schedule 2.1(e), (a) Seller has good and marketable title to each item of property included in the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances and (b) Seller will convey to Purchaser at the Closing good and marketable title to each item of property included in the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.11    Real Property. Schedule 4.11 sets forth a description of the Owned Real Property. Seller has good and marketable fee simple title in all of the Owned Real Property (except in the case of a servitude or easement, in which case Seller shall convey good and marketable title in its rights as grantee and owner of the dominant estate thereunder), free and clear of all Encumbrances, except Permitted Encumbrances. Seller will convey to Purchaser at Closing, good and marketable fee simple title in all of the Owned Real Property (except in the case of a servitude or easement, in which case Seller shall convey good and marketable title in its rights as grantee and owner of the dominant estate thereunder), free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth in Schedule 4.11, there are no proceedings pending for the reduction or any contemplated increase in, the assessed valuation of the Owned Real and Personal Property.

Section 4.12    Leased Real and Personal Property. Schedule 4.12 sets forth a list and description of the Leased Real and Personal Property. Seller has, and will convey to Purchaser at the Closing, good and valid leasehold interests in the Leased Real and Personal Property free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.13    Condition of Purchased Assets; All Necessary Purchased Assets.

  To Seller's Knowledge, all of the tangible personal property included in the Purchased Assets is in good operating condition and repair, subject only to ordinary wear and tear and has been maintained by Seller since March 5, 2004, in accordance with Good Utility Practices, except as set forth in Schedule 4.13. To Seller's Knowledge, none of the tangible personal property included in the Purchased Assets is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business, except as set forth in Schedule 4.13.

  Except (i) to the extent of any immaterial or unnecessary contract, agreement, license, lease or Permit relating to the ownership, operation and maintenance of the Purchased Assets that is not assignable in whole or in part to Purchaser, (ii) for changes occurring after the Effective Date in the ordinary course of the conduct of the Business consistent with past practices and the provisions of this Agreement, including assets consumed in the ordinary course of business, and (iii) for Excluded Assets; the Purchased Assets and the Transmission Assets constitute (A) all of the assets used by Seller in connection with the ownership, operation and maintenance of the Project since Seller's acquisition of the Project on March 5, 2004, and (B) to Seller's Knowledge, constitute all of the assets, properties, rights (including any real property rights), consents and interests necessary for the use, operation and maintenance of the Project consistent with Good Utility Practices.
Section 4.14    Intellectual Property. Seller owns or, pursuant to the Project Contracts listed on Schedule 4.8 under the caption "Software Licenses" otherwise possesses sufficient rights to use such patents, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications, databases and tangible or intangible proprietary information or materials (the "Intellectual Property Rights") as are currently used in connection with the operation of the Project; provided that Seller makes no representation under this Section 4.14 with respect to such Project Contracts and the Intellectual Property Rights thereunder other than that Seller has not received a notice from any Person asserting that it is in violation of such Project Contracts and the Intellectual Property Rights thereunder, or does not hold a valid license of, such Intellectual Property Rights.

Section 4.15    Brokers. All negotiations relating to this Agreement and the Transactions have been carried on by Seller and in such a manner as not to give rise to any valid claim against Purchaser or any of its Affiliates (by reason of Seller's actions) for a brokerage commission, finder's fee or other like payment to any Person.

Section 4.16    Environmental Matters.

(a)     To Seller's Knowledge Schedule 4.16 sets forth all Environmental Permits applicable to the Project or the Project Site, as well as any pending applications for modification, renewal, issuance or extension of any such Environmental Permits. Assuming that Purchaser meets the requirements to receive such Environmental Permits, to Seller's Knowledge, there are no impediments to the prompt renewal, transfer or extension of any such Environmental Permits as currently issued in final or draft form with an associated cost not in excess of standard modification, renewal or extension fees. To Seller's Knowledge, Seller has not generated, transported, released, used, stored, treated, disposed of, handled or managed any Hazardous Substance relating to the Project, except in compliance with all Environmental Laws. Except as set forth in Schedule 4.16, to Seller's Knowledge (i) the Project and the Project Site are in compliance in all material respects with Environmental Laws and Environmental Permits; and (ii) the Project and the Project Site are not the subject of any administrative, regulatory or judicial action, suit, investigation, proceeding, decree or claim relating to any Environmental Law or Environmental Permit. Except as set forth in Schedule 4.16, Seller does not presently own, operate, lease or use any above-ground storage tanks, underground storage tanks or other process tanks relating to the Project or at the Project Site. To Seller's Knowledge, no Environmental Condition currently exists at the Project or at the Project Site.

(b)     Except as set forth in Schedule 4.16, Seller previously has not sought or obtained, nor to Seller's Knowledge has there been or is there currently environmental-insurance coverage for the Project or the Project Site.

(c)     Except as set forth in Schedule 4.16, Seller has obtained or has a right to (or, prior to the Closing Date, will have obtained or have a right to) all Emission Allowances required by Environmental Laws for the current and anticipated future use of the Project or the Project Site during each year until the year in which the Closing occurs, and each of such Emission Allowances are, or are expected to be, in full force and effect, have been allocated or reserved for the Project or the Project Site and are not otherwise subject to sale, loss or diminution.

Section 4.17    Tax Matters.
  Seller has prepared in good faith and duly and timely filed or caused to be duly and timely filed all Income Tax Returns required to be filed with respect to Income Taxes for which Seller is or could be liable for taxable periods (or portions thereof) ending on or before Closing Date relating to the Business and the Purchased Assets (if any), which Tax Returns are true, correct and complete in all material respects. Seller has paid all Income Taxes shown to be due on the Income Tax Returns. All Income Taxes (if any) imposed with respect to the Purchased Assets for which Seller is or could be liable to other entities (as, for example, under Tax allocation agreements or partnership agreements) with respect to all taxable periods (or portions thereof) ending on or before Closing Date have been paid.

  Seller has prepared in good faith and duly and timely filed or caused to be duly and timely filed all Tax Returns required to be filed with respect to Taxes (other than Income Taxes) for which Seller is or could be liable for taxable periods (or portions thereof) ending on or before Closing Date relating to the Business and the Purchased Assets, which Tax Returns are true, correct and complete in all material respects. With respect to all amounts in respect of Taxes other than Income Taxes imposed with respect to the Purchased Assets for which Seller is or could be liable, whether to Tax authorities (as, for example, under Law) or to other entities (as, for example, under Tax allocation agreements or partnership agreements) with respect to all taxable periods (or portions thereof) ending on or before Closing Date, all applicable Tax Laws and agreements have been complied with and all such amounts required to be paid by Seller to Tax authorities or others have been paid.

  Except as set forth on Schedule 4.11, Seller is not a party to any action or proceeding, nor is any such action or proceeding threatened in writing, for the assessment or collection of any Taxes relating to the Business or the Purchased Assets for which Seller is or could be liable, and no deficiency notices or reports have been received by Seller in respect of any such Tax.
Section 4.18    Project Employee Matters. No Project Employees are or have been employees of Seller. To the Knowledge of Seller, with respect to the Project Employees of others, (i) no current or former Project Employees are represented by any union or labor organization, (ii) there is no labor strike, slowdown or work stoppage pending or threatened by any current or former Project Employees relating to or affecting the Project, and (iii) there is no pending or threatened claim by any current or former Project Employees or any Governmental Authority alleging any non-compliance under Law relating directly or indirectly to employment or workplace conditions or practices related to the Project, and Seller and all Independent Contractors are in compliance with all such Laws as they relate to current and former Project Employees.

Section 4.19    Project Employee Benefit Plans. Seller has not at any time sponsored, maintained or contributed to (i) an employee pension benefit plan (as defined in ERISA Section 3(2) which was (or is) subject to Title IV of ERISA or (ii) a multiemployer pension plan (as defined in ERISA Section 4001(a)(3)).

Section 4.20    Regulatory Status. Seller was determined by FERC to be an exempt wholesale generator within the meaning of Section 32 of the Public Utility Holding Company Act of 1935 (an "EWG") by order dated December 23, 2003 in Docket No. EG04-16-000. To Seller's Knowledge there has been no challenge to such EWG status.

Section 4.21    Full Disclosure. No representation or warranty of Seller contained in this Agreement or in any statement, information, Schedule or certificate furnished or to be furnished by or on behalf of Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or to Seller's Knowledge omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 4.22    Warranties. Schedule 2.1(h) identifies (a) to Seller's Knowledge, all of the warranties made or given by any Person in connection with or with respect to any of the Purchased Assets, including any warranties against defects in materials and/or workmanship, any extended warranties given in connection with any repaired or replaced work and any warranties that any Person may have assigned to Seller, (b) the Person who made or gave each such warranty, (c) if any such warranty was made or given to any Person other than Seller, the Person to whom such warranty was made or given, (d) the Purchased Assets to which each such warranty relates and (e) the duration of each such warranty. Seller holds and has the right to enforce all of the warranties identified in Schedule 2.1(h). Seller has furnished to Purchaser true, correct and complete copies of, all of the warranties identified in Schedule 2.1(h) and any agreement or instrument assigning or transferring any of such warranties.

Section 4.23    Financial Statements; Undisclosed Liabilities.

  Seller has provided Purchaser with true and correct copies of its Monthly Operating Reports since Seller's acquisition of the Project. The Monthly Operating Reports present fairly, in all material respects, the results of operations of Seller for the periods therein. The Monthly Operating Reports have been prepared from the books and records of Seller.

  Except as set forth on Schedule 4.23(b), there are no liabilities of Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than operating and other current liabilities incurred in the ordinary course of business consistent with past practice that do not exceed $300,000 in unpaid aggregate outstanding amount at any one time or require payments in excess of $175,000 to satisfy in the ordinary course of business during any month.
Section 4.24    Accuracy of Information. Seller has furnished or made available to ESI or Purchaser all documents, books, records, materials and other relevant information in Seller's custody and control related to the Project. Such information accurately presents the condition, operations and operating characteristics of the Project, including the Purchased Assets, and, except as set forth in Schedule 4.24, there has been no adverse material change in the condition, operations or operating characteristics of the Project, including the Purchased Assets, from the date any such information was provided.

Section 4.25    Required Consents. Except for any consent required to transfer to Purchaser the Purchased Project Contracts described on Schedule 2.1(e) under the captions "Purchase Orders" and "Software Licenses", Schedule 4.25 sets forth each Seller's Required Consent and Seller's Required Regulatory Approval that is necessary with respect to the execution, delivery and performance of this Agreement or the consummation of the Transactions in order to avoid the violation or breach of, or the default under, or the creation of an Encumbrance on the Purchased Assets pursuant to the terms of, any Law or Order of any Governmental Authority or any Project Contract.

Section 4.26    Absence of Certain Changes. Except as set forth in Schedule 4.26, since the date of Seller's acquisition of the Project, Seller has operated and maintained the Project and the Business in accordance with Good Utility Practices, and has not:
  amended, terminated, renegotiated or, except as required by their terms, renewed any existing Transmission Purchase Agreement or Purchased Project Contract; or waived any default by, or released, settled or compromised any claim against, any other party to any Transmission Purchase Agreement or Purchased Project Contract;

  sold, leased, transferred or disposed of, or entered into any Contract for the sale, lease, transfer or disposition of, any assets or properties which would be included in the Purchased Assets, except sales, leases, transfers or dispositions of Purchased Inventory or in the ordinary course of business consistent with past practices and Good Utility Practices;

  incurred any obligations for borrowed money or guaranteed or otherwise become liable for the obligations of, or make any loans or advances to, any Person, or delayed the payment or discharge of any liability;

  granted or otherwise taken any action or intentional inaction resulting in any Encumbrance on any Purchased Assets, except Permitted Encumbrances;

  failed to maintain in force and effect the material property and liability insurance policies related to the Project;

  suffered any damage or destruction adversely affecting the Project, the Business or the Purchased Assets; or

  agreed in writing, or otherwise, to take any action described in this Section.
Section 4.27    Affiliates of Seller. Seller has no Affiliates other than the Seller Trust. The Seller Trust has no Affiliates other than the Seller, and the sole owners of the Seller Trust are the members of the Seller Group specifically identified by name in the definition of Seller Group.

Section 4.28    No Third Party Options. There are no Contracts, options, commitments or rights with, of or to any Person to acquire any assets, properties or rights of Seller or any interest in such assets, properties or rights.

Section 4.29    Insurance Coverage. Seller has furnished to Purchaser a summary of all insurance policies and fidelity bonds covering the Business or any employee or Independent Contractor of Seller. There are no pending claims by Seller under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

Section 5.1    Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Mississippi, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2    Execution, Delivery and Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements to which Purchaser is or becomes a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and of the Ancillary Agreements to which Purchaser is or becomes a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Purchaser and no other corporate proceedings on its part are necessary to authorize the same. Assuming the due authorization, execution and delivery by Seller and Transmission Purchaser of this Agreement and the Ancillary Agreements to which either is or becomes a party, this Agreement constitutes, and the Ancillary Agreements to which Purchaser is or becomes a party when executed by Purchaser will constitute, the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

Section 5.3    No Violation. Subject to Purchaser obtaining Purchaser's Required Regulatory Approvals and Purchaser's Required Consents, and except for compliance with the requirements of the HSR Act, neither the execution and delivery by Purchaser of this Agreement or any of the Ancillary Agreements to which it is or becomes a party, nor Purchaser's compliance with any provision hereof or thereof, nor Purchaser's consummation of the transactions contemplated hereby or thereby will:
  violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Purchaser;

  result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with, or result in a breach of, any material terms, conditions or provisions of any material note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound;

  violate any law, writ, injunction or decree, applicable to Purchaser or any of its assets; or

  require the consent, approval or authorization of or from any Person which, if not obtained, would prevent Purchaser from performing its obligations hereunder, or require the declaration, filing or registration with or notice to, authorization of, consent or approval from any Person which, if not made, would prevent, materially delay or materially impair Purchaser's performance of its obligations hereunder or materially impair Purchaser's authority, right or ability to consummate the Transactions.
Section 5.4    Brokers. All negotiations relating to this Agreement and the Transactions have been carried on by Purchaser and in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser's actions) for a brokerage commission, finder's fee or other like payment to any Person.

Section 5.5    Litigation. Except as set forth in Schedule 5.5 or reported in Section 6.3(c), to Purchaser's Knowledge there is no claim, action, proceeding or investigation pending or threatened in writing against Purchaser or any of its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree, writ, injunction or order of any court, arbitrator or Governmental Authority binding on Purchaser or any of its Affiliates relating to any of the Purchased Assets or the Transactions, which, individually or in the aggregate, could reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance by Purchaser of Purchaser's obligations under this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Seller for damages as a result of Purchaser entering into this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party or the consummation by Purchaser of the transactions contemplated hereby or thereby or (c) a material delay in or material impairment of Purchaser's performance of its obligations under this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party or a material impairment of the authority, right or ability of Purchaser to consummate the transactions contemplated hereby or thereby.

Section 5.6    Financial Statements. Purchaser has provided Seller with true and correct copies of its audited balance sheet, income statement and statement of changes in cash flows for its fiscal year ending December 31, 2003, together with the related reports of its independent accountants, and for its fiscal quarter ending September 30, 2004 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the financial position, results of operations and cash flow of Purchaser at and for the periods therein. The Purchaser Financial Statements have been prepared from the books and records of Purchaser. All adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been made in the Purchaser Financial Statements.

Section 5.7    No Additional Representations and Warranties. Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, (a) Seller makes no representations or warranties about the Purchased Assets, the Project or the Project Site, and (b) the Purchased Assets shall be transferred to Purchaser in their condition at the time of Closing, AS-IS, WHERE-IS, without any further representation or warranty of condition whatsoever and without any further representation or warranty that the Purchased Assets are free from latent defects or vices.

Section 5.8    No Knowledge of Breach. As of the Effective Date, Purchaser acknowledges and agrees that it has no Knowledge of any breach by Seller of any of the representations and warranties of Seller contained in this Agreement or any of the Ancillary Agreements and Purchaser hereby waives any right to assert any breach of any of the representations and warranties of Seller of which Purchaser had Knowledge as of the Effective Date.

ARTICLE 6

COVENANTS OF EACH PARTY

Section 6.1    Efforts to Close. Subject to the terms and conditions herein, each of the Parties hereto shall use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the Purchaser Transactions, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, in the case of Seller, (a) exercising its Commercially Reasonable Efforts to obtain (i) each of the Real Estate Curative Documents (as defined in Section 8.17(h)) and (ii) each of the consents, waivers, authorizations and approvals of any Governmental Authority or other Person which is reasonably necessary to effectuate the Transactions or which is required to transfer, convey and assign to Purchaser at the Closing any and all rights of Seller, including contractual rights, necessary to operate the Purchased Assets, including Seller's Required Regulatory Approvals, Seller's Required Consents and the Title Policy and effecting all other necessary notifications, registrations and filings, including, without limitation, filings under applicable Laws, including the HSR Act, and all other necessary filings with any Governmental Authority having jurisdiction over Seller or the Project and (b) executing the Termination of Pre-Closing Interconnection Letter promptly after the execution of this Agreement and sending the executed Letter to Purchaser. Such actions shall include, in the case of Purchaser, exercising its Commercially Reasonable Efforts to (a) obtain each of the consents, waivers, authorizations and approvals of any Governmental Authority or other Person which is reasonably necessary to effectuate the Purchaser Transactions, including Purchaser's Required Regulatory Approvals, Purchaser's Additional Regulatory Approvals and Purchaser's Required Consents, and effecting all other necessary notifications, registrations and filings, including, without limitation, filings under applicable Laws, including the HSR Act, and all other necessary filings with any Governmental Authority having jurisdiction over Purchaser or any of the Participating Entergy Operating Companies and (b) within a reasonable period of time after its receipt of the Termination of Pre-Closing Interconnection Letter from Seller, make all necessary filings with the applicable Governmental Authority to effect the termination of the agreement described therein as of the Closing Date.

Section 6.2    Expenses. Whether or not the Transactions are consummated, except as otherwise provided in the Adjustment Sections or any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement and the Purchaser Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, with respect to the Purchaser Transactions (i) costs associated with preliminary title reports or commitments and the Title Policy and any endorsements required by Purchaser shall be borne jointly; (ii) documentary transfer fees, if any, will be borne in accordance with customary practices in Mississippi; (iii) recording costs and charges respecting real property comprising part of the Purchased Assets will be borne by Purchaser, except that Seller shall bear the cost of releasing any Encumbrances (other than Permitted Encumbrances) on the Purchased Assets, such as releasing any mechanic's or materialmen's liens; (iv) except as otherwise specifically set forth in Section 6.6, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchaser and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the Purchaser Transactions will be borne jointly; and (v) the filing fee payable in connection the notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Purchaser Transactions shall be borne by Purchaser. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

Section 6.3    Notice of Certain Events.
  Upon obtaining Knowledge of the same, Seller shall promptly notify Purchaser in writing of (i) any fact or condition that causes or constitutes a misrepresentation or breach of any of Seller's representations and warranties made as of the Effective Date; (ii) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have an unremedied Material Adverse Effect as of the Closing Date or otherwise result in any representation or warranty of Seller under this Agreement being inaccurate in any respect; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions to the extent such consent is not otherwise contemplated hereunder; (iv) any notice or other communications from any Governmental Authority in connection with the Transactions; (v) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to the Project; (vi) any breach of or failure to perform any covenant of Seller under this Agreement; (vii) any notice of breach or other material notice given or received under the Transmission Assets Purchase and Sale Agreement, and (viii) any fact or condition that may make the satisfaction of the conditions in Articles 8 or 9 impossible or unlikely. No such notification made pursuant to this Section 6.3(a), Section 6.3(b) or otherwise shall be deemed to cure any inaccuracy of any representation or warranty of Seller or limit in any way Purchaser's exercise of its rights under this Agreement.

  Seller agrees to provide Purchaser with periodic reports regarding the status of Seller's efforts to satisfy the conditions precedent in Sections 8.12, 8.15 and 8.17 and other conditions reasonably requested by Purchaser from time to time, and regarding the expenditures made to satisfy its obligations to use Commercially Reasonable Efforts to the extent the same are to be applied against the limitation specified in the definition of such term.

  Upon obtaining Knowledge of the same, Purchaser shall promptly notify Seller in writing of (i) any fact or condition that causes or constitutes a misrepresentation or breach of any of Purchaser's representations and warranties made as of the Effective Date; (ii) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to result in any representation or warranty of Purchaser under this Agreement being inaccurate in any respect; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Purchaser Transactions to the extent such consent is not otherwise contemplated hereunder; (iv) all filings made by Purchaser Group to any Governmental Authority in connection with obtaining any of Purchaser's Required Regulatory Approvals and Purchaser's Additional Regulatory Approvals; (v) any breach of or failure to perform any covenant of Purchaser under this Agreement; and (vi) any fact or condition that may make the satisfaction of the conditions in Articles 8 or 9 impossible or unlikely. No such notification made pursuant to this Section 6.3(c), Section 6.3(d) or otherwise shall be deemed to cure any inaccuracy of any representation or warranty of Purchaser or limit in any way Seller's exercise of its rights under this Agreement.

  Purchaser agrees to provide Seller with periodic reports regarding the status of Purchaser's efforts to obtain Purchaser's Required Regulatory Approvals and Purchaser's Additional Regulatory Approvals following the occurrence of material events with respect thereto or upon request of Seller.

Section 6.4    Conduct Pending Closing. Prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, and except (i) for actions which are required by Law, (ii) for reasonable actions taken in connection with any emergency force majeure event and promptly disclosed in writing to Purchaser, (iii) for actions which arise solely from or are related to and only affect the Excluded Assets or the Excluded Liabilities, or the anticipated transfer of the Purchased Assets, or (iv) as otherwise contemplated by this Agreement or disclosed in Schedule 6.4, Seller shall:

  Operate and maintain the Project, or cause the Project to be operated and maintained, in all material respects in accordance with the ordinary course of business consistent with past practices and Good Utility Practices and applicable Laws, including Environmental Laws, and maintain in effect the Interim LTSA and otherwise ensure the provision of customary maintenance of the combustion and steam turbines of the Project in compliance with GEII's technical requirements and information;

  Not amend, terminate, renegotiate or, except as required by their terms, renew any existing Transmission Purchase Agreement or Project Contract or enter into any new Project Contract that would (if it existed on the date hereof) have been required to be listed in Schedule 4.8, or default (or take or omit to take any action that, with the giving of notice or passage of time or both, would constitute a default) under Seller's obligations under any Transmission Purchase Agreement or Project Contract or waive any default by, or release, settle or compromise any claim against, any other party to a Transmission Purchase Agreement or Project Contract;

  Not sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material assets or properties which would be included in the Purchased Assets, except disposition of Consumables in the ordinary course of business;

  Not (i) incur any obligations for borrowed money or guarantee or otherwise become liable for the obligations of, or make any loans or advances to, any Person, except as would after the Closing constitute an Excluded Liability or (ii) delay the payment or discharge of any liability under the Interim LTSA or which, upon the Closing, would be an Assumed Liability, whether because of the Transactions or otherwise;

  Not grant any Encumbrance on any Purchased Assets, except Permitted Encumbrances;

  Maintain or cause to be maintained in force and effect the material property and liability insurance policies related to the Project;

  Ensure that the inventory of Consumables reflected on the Closing Inventory Report shall not be less than the inventory of Consumables reasonably necessary for the operation of the Project for not less than the thirty (30) day period following the Closing;

  Not take any action which would cause any of Seller's representations and warranties set forth in Article 4 to be untrue in any material respect as of the Closing;

  Use Commercially Reasonable Efforts (i) to document, or cause to be documented, prior to the Closing, the complete terms of all Warranties the complete terms of which are not documented as of the Effective Date and (ii) to obtain assignments from third parties to Seller of all Warranties which, as of the Effective Date, are made to any Person other than Seller; and

  Not, without first consulting with Purchaser regarding the same, resolve, settle or compromise any material Environmental Condition, Environmental Claim or Environmental Liability, including without limitation with any Governmental Authority, which could impose any post-Closing liabilities on Purchaser or require any post-Closing Remediation;

provided, however, that nothing in this Section 6.4 shall (i) obligate Seller to make expenditures other than in the ordinary course of business consistent with past practices, (ii) preclude Seller from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, (iii) preclude Seller from incurring any liabilities or obligations to any third party in connection with obtaining such Party's consent to any transaction contemplated by this Agreement or the Ancillary Agreements provided such liabilities and obligations incurred under this clause (iii) shall be Excluded Liabilities or (iv) preclude Seller from instituting, participating in or completing any program designed to promote compliance or comply with applicable Laws or Good Utility Practices with respect to the Project or Purchased Assets or (v) obligate Seller to acquiesce in any reduction in the Purchase Price.

Section 6.5    Regulatory Approvals.

  Subject to Section 6.1, as promptly as practicable after the Effective Date, but in any event on a mutually agreed date, Seller and Purchaser shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Purchaser Transactions at Purchaser's sole cost and expense. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree in good faith upon the timing of such filings and use Commercially Reasonable Efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

  Subject to Section 6.5(e) each Party, as to itself, shall:

    promptly enter into negotiations, provide information or make proposals to the extent necessary to eliminate any concerns on the part of any Governmental Authority (other than a Governmental Authority having authority over retail utility rates) regarding the legality under any applicable Law of the consummation of the Purchaser Transactions;

    use Commercially Reasonable Efforts to prevent the entry in a judicial or administrative proceeding brought by any Governmental Authority or any other party for a permanent or preliminary injunction, temporary restraining order or other order that would make consummation of the Purchaser Transactions unlawful or that would prevent or delay such consummation; and

    take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all Commercially Reasonable Efforts, including the appeal thereof, the posting of a bond or the steps contemplated by Section 6.5(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

  Subject to Section 6.1, Purchaser shall have the responsibility for securing the transfer, reissuance or procurement of the Permits effective as of the Closing Date. Seller shall use Commercially Reasonable Efforts to cooperate and assist with Purchaser's transfer, reissuance or procurement of Permits, including without limitation by executing any required forms or providing timely and appropriate notices to Governmental Authorities for Purchaser to obtain all Permits that are to be transferred to it, reissued or procured pursuant to Section 2.1(f). Purchaser and Seller further acknowledge and agree that such action may be required prior to, on or after the Closing Date.

  Subject to Section 6.1, Purchaser and Seller shall each take all Commercially Reasonable Efforts, including without limitation executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, for Purchaser to obtain all, or the rights to all, Emission Allowances that are to be transferred to it pursuant to Section 2.1(k). Purchaser and Seller further acknowledge and agree that such actions may be required prior to, on or after the Closing Date.

  Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Purchaser or any of its Affiliates to dispose of or sell any assets or properties or businesses, hold separate particular assets or categories of assets or properties or businesses, or agree to dispose of or hold separate one or more assets or properties.
Section 6.6    Tax Matters.
  All Transfer Taxes incurred in connection with this Agreement and the Ancillary Agreements (other than the Transmission Purchase Agreements) and the transactions contemplated hereby and thereby (whether imposed on Seller or Purchaser) shall be borne in accordance with customary practices in Mississippi. Purchaser or Seller will timely prepare and file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and timely pay the amount shown as due on such Tax Returns to the applicable Governmental Authority.

  With respect to Property Taxes to be prorated in accordance with Section 3.4 of this Agreement, Purchaser shall prepare and timely file all Tax Returns related thereto and required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Property Taxes shown to be due on such Tax Returns. Purchaser's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall make such Tax Returns available for Seller's review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller's failure to approve any such Tax Returns shall not limit Purchaser's obligation to timely file such Tax Returns and duly and timely pay all Property Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Property Taxes, Seller shall pay to Purchaser the amount shown as due on such Tax Returns as determined in accordance with Section 3.4 of this Agreement to be the responsibility of Seller and to the extent required by Law, Seller shall join in the execution of any such Tax Returns.

  With respect to prorated Property Taxes to be paid by Seller, Seller's preparation of any Tax Return relating to a lien for Property Taxes on or related to the Purchased Assets that will arise after the Closing Date shall be subject to Purchaser's approval, which approval shall not be unreasonably withheld or delayed. Seller shall make such Tax Returns available for Purchaser's review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return, it being understood that Purchaser's failure to approve any such Tax Return shall not limit Seller's obligation to timely file such Tax Returns and duly and timely pay all Property Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Property Taxes, Purchaser shall pay to Seller the amount shown as due on such Tax Returns as determined in accordance with Section 3.4 of this Agreement to be the responsibility of Purchaser and to the extent required by Law, Purchaser or any of its Affiliates shall join in the execution of any such Tax Returns. In preparing and reviewing such Tax Returns, the Parties shall cooperate and act in good faith to resolve any disagreement related to such Tax Returns as between the Parties or as between either Party and any Governmental Authority.

  Purchaser and Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation and filing of any Tax Return referred to in this Section 6.6, any audit or other examination by any Tax authority related to Taxes referred to in this Section 6.6, or any judicial or administrative proceedings relating to liability for such Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.6 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any such Tax Return or other schedule relating to such Taxes shall be kept confidential by the Parties hereto.

  Any refund of Taxes paid or payable with respect to Taxes referred to in this Section 6.6 shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to such Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date); and (ii) to Purchaser if attributable to such Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period ending after the Closing Date).

  In the event that a Dispute arises between Seller and Purchaser as to proration of any Taxes referred to in this Section 6.6, the Parties shall attempt in good faith to resolve such Dispute, and any amount so agreed upon shall be paid to the appropriate Party.
Section 6.7    Monthly Operating Reports. Seller shall prepare the Monthly Operating Reports as of the last day of each calendar month consistent with Seller's current practices, and Seller shall deliver the Monthly Operating Report for each calendar month to Purchaser on or about fifteen (15) days following the last day of each calendar month.

Section 6.8    Risk of Loss.

  From the date hereof through the Closing, all risk of loss or damage to the assets and properties included in the Purchased Assets shall be borne by Seller.

  If, before the Closing, all or any portion of the combined Purchased Assets and Transmission Assets is damaged or destroyed (the "Damaged Portion") (whether by fire, theft, vandalism or other casualty) in whole or in part, Seller shall notify Purchaser and Transmission Assets Purchaser promptly in writing of such fact, and:

    For the purposes of this Section 6.8, the estimated costs of any repair or restoration of any Damaged Portion (the "Estimated Cost") and the amount of time required for such repair or restoration shall be determined by a qualified professional consultant selected by Seller but reasonably acceptable to Purchaser and, if the Damaged Portion includes the Transmission Assets, the Transmission Assets Purchaser, and each making such determination shall timely agree upon and jointly engage such consultant with the costs thereof being borne equally by those making the engagement.

    If the Damaged Portion could reasonably be expected to be fully repaired or restored, in accordance with Good Utility Practices, for an Estimated Cost not exceeding $5,000,000, then Seller shall bear the costs of and responsibility for fully repairing or restoring the Damaged Portion and shall promptly commence, diligently pursue and complete such repair or restoration as soon as reasonably practical, subject to paragraph (c) below.

    If the Damaged Portion could reasonably be expected to be fully repaired or restored, in accordance with Good Utility Practices, for an Estimated Cost equal to or greater than $5,000,000, but less than $25,000,000, then either (x) within thirty (30) days of the damage or destruction, Purchaser may by written notice to Seller and Transmission Assets Purchaser terminate this Agreement (with the resulting termination of the Transmission Assets Purchase and Sale Agreement under Section 10.1(e) thereof) without either Party receiving damages with respect to such termination under this paragraph (but the right to terminate under this paragraph shall not limit either Party's rights to terminate under other provisions of this Agreement) or (y) if Purchaser does not terminate within such period then Seller shall bear the costs of and responsibility for fully repairing or restoring the Damaged Portion and shall promptly commence, diligently pursue and complete such repair or restoration as soon as reasonably practical, subject to paragraph (c) below.

    If the Damaged Portion could reasonably be expected to be fully repaired or restored, in accordance with Good Utility Practices for an Estimated Cost equal to or greater than $25,000,000, then within sixty (60) days of the damage or destruction, either Party may by written notice to the other and the Transmission Assets Purchaser terminate this Agreement (with the resulting termination of the Transmission Assets Purchase and Sale Agreement under Section 10.1(e) thereof), and if Seller terminates under this paragraph, the Liquidated Damages for Cost and Expenses shall become due and payable in accordance with Section 10.3, but Seller's payment of such amount shall be limited to an amount equal to the lesser of half of all insurance proceeds in excess of the Purchase Price or the full amount of Liquidated Damages for Costs and Expenses, and otherwise without either Party receiving damages with respect to such termination under this paragraph (but the right to terminate under this paragraph shall not limit either Party's rights to terminate under other provisions of this Agreement). If neither Party terminates within such period then Seller shall bear the costs of and responsibility for fully repairing or restoring the Damaged Portion and shall promptly commence, diligently pursue and complete such repair or restoration as soon as reasonably practical, subject to paragraph (c) below.

  In the event Seller is responsible for repairing or restoring in accordance with any of the foregoing, then before commencing such repairs or restoration the following shall be determined: (i) if such repairs or restoration could reasonably be expected to be fully completed, in accordance with Good Utility Practices, on or before the earlier of the Expiration Date or twelve (12) months after the date of the damage or destruction (for the purposes of this Section 6.8, the earlier of such dates being the "Limit Date"), then such repairs or restoration shall be completed on or before the Limit Date and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Limit Date, or (ii) if such repairs or restoration could not reasonably be expected to be fully completed, in accordance with Good Utility Practices, on or before the Limit Date, then at Purchaser's election (A) Purchaser, Transmission Assets Purchaser and Seller shall agree to extend the Limit Date to the extent necessary to complete such repairs or restoration (for the purposes of this Section 6.8, the "Extended Limit Date"), including to the extent necessary by extension of the Expiration Date and the "Limit Date" and the "Expiration Date" under the Transmission Assets Purchase and Sale Agreement (and with respect to Purchaser and Seller, to the extent that the Expiration Date is extended, the extension of the expiration date under the Tolling Agreement), in which case the agreed upon extensions shall become effective and such repairs shall be completed on or before the Extended Limit Date and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Extended Limit Date, or (B) subject to the approval of Transmission Assets Purchaser if the Damaged Portion includes the Transmission Assets, Purchaser and Transmission Assets Purchaser shall, to the extent the Purchased Assets or Transmission Assets, respectively, are affected, severally accept responsibility for such repairs or restoration, the Purchase Price and the "Purchase Price" under the Transmission Assets Purchase and Sale Agreement, respectively, shall be proportionately reduced by the Estimated Cost of such repairs or restoration to the respective affected assets, Purchaser and Transmission Assets Purchaser shall waive conditions precedent regarding the completion of such repairs and restoration by Seller and, if Purchaser so requests, Seller shall allow Purchaser and Transmission Assets Purchaser to begin such repairs or restoration prior to Closing subject to appropriate indemnification. In the event that clause (B) above applies and the actual cost of such repairs or restoration are less than or are more than the Estimated Cost, Seller and Purchaser agree that neither party shall have the right to make a claim against the other party for such differential, it being understood that a claim for such differential shall not constitute a Purchaser Claim or a Seller Claim hereunder.

  In the event Seller is responsible for repairing or restoring in accordance with any of the foregoing, Purchaser shall receive a day for day extension for the dates on which there would otherwise be an increase in the Initial Purchase Price equal to the number of days from the date of the damage or destruction until the date the repair or restoration is complete less the number of days during such period where the conditions set forth in Section 8.4(a) and (b) have not been fulfilled or waived. In addition, Seller shall use Commercially Reasonable Efforts to (i) cooperate with Purchaser and if the Damaged Portion includes the Transmission Assets, Transmission Assets Purchaser, (ii) include Purchaser and if the Damaged Portion includes the Transmission Assets, Transmission Assets Purchaser, in meetings and communications relating to such repair or restoration in order to enable Purchaser and Transmission Assets Purchaser to evaluate the quality and sufficiency thereof, and (iii) complete such full repair or restoration on or before the Limit Date or the Extended Limit Date, as the case may be. If the Estimated Cost of such repair or restoration of the Damaged Portion exceeds $1,500,000, Seller will not grant its final acceptance of any such repair or restoration without Purchaser's prior written consent and, to the extent the Damaged Portion includes Transmission Assets, Transmission Assets Purchaser's prior written consent, in each case not to be unreasonably withheld or delayed.

Section 6.9    Insurance. Purchaser acknowledges and agrees that, effective upon the Closing, the Project Insurance Policies shall be terminated or modified to exclude coverage of the Purchased Assets by Seller for the period after the Closing, and, as a result, Purchaser shall be obligated at or before the Closing to obtain at its sole cost and expense replacement insurance. Purchaser further acknowledges and agrees that Purchaser may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operation of the Purchased Assets following the Closing. Notwithstanding Section 2.2(g), in the event that the Closing shall actually have occurred on the Closing Date and the full amount of the Purchase Price has been paid by Purchaser to Seller, if any claims are made or Losses are incurred arising from events that occur after the Effective Date and prior to the Closing Date and that relate solely to the Purchased Assets and such claims, or the claims associated with such losses, may be made against the policies maintained by Seller prior to the Closing or under policies otherwise retained by Seller after the Closing, then Seller shall use its Commercially Reasonable Efforts (without incurring any additional costs or expenses) so that Purchaser can through Seller file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies. Purchaser shall inform Seller of any such claims no later than ninety (90) days after the Closing Date. If requested by Seller, Purchaser shall use its Commercially Reasonable Efforts to assist Seller, at Seller's cost, in obtaining so-called "tail" coverage in respect of claims brought after the Closing for events occurring prior to the Closing.

Section 6.10    Post Closing - Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid or payable to its officers, directors or employees in furnishing assistance), in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or dispute involving the Purchased Assets or any of the Parties hereto (other than in connection with Disputes between the Parties hereto) and based upon contracts, arrangements or acts of Seller or Purchaser, which were in effect or occurred on, prior to, or after Closing and which relate to the Purchased Assets, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents and representatives of Purchaser or Seller.

Section 6.11    Information and Records.
  Prior to the Closing, Seller will provide or cause to be provided to Purchaser and its agents, upon reasonable notice, (i) reasonable access to all books, records, documents or information reasonably relating to the Project, the Purchased Assets or the Business; and (ii) such access to the Project, the Purchased Assets or the Business and Dave Patton or his successor, the Project plant manager, and, with Dave Patton's or his successor's oral or written consent, which consent shall not be unreasonably withheld, the Project operations manager, environmental, accounting, human resources and information technology representatives and other representatives and employees of Seller and its Independent Contractors reasonably requested by Purchaser, in each case during normal business hours and at Purchaser's sole cost, risk and expense, as Purchaser may request for any reasonable purpose. Purchaser agrees that Purchaser will not disclose any Confidential Information (as defined in the Confidentiality Agreement) relating to Seller, whether obtained pursuant to this Section or otherwise, to any party unless such disclosure is otherwise permitted by the Confidentiality Agreement.

  Prior to the execution of this Agreement, Seller has provided Purchaser with access to the Project and the Project Site and to information and personnel sufficient to allow Purchaser to assess and determine to its reasonable satisfaction the presence, scope and extent of any Environmental Conditions at the Project and the Project Site. Seller has provided Purchaser with information pursuant to requests directed to Seller or directed to any Governmental Authority with jurisdiction over the Project or the Project Site as well as access to the Project and Project Site. This right of access has included without limitation any requests for information directed to Seller or to any Governmental Authority with jurisdiction over the Project or the Project Site, as well as access to the Project Site by the Environmental Consultant for the purpose of performing investigations or assessments necessary or appropriate in Purchaser's reasonable discretion to assess the foregoing, including without limitation the status of any Environmental Condition or any Release of Hazardous Substances. As a result of this investigation, the Environmental Consultant has prepared an initial Environmental Assessment dated September 22, 2004. The initial Environmental Assessment concludes that there are no Environmental Conditions; that the Environmental Consultant has not found any major issues in the area of environmental compliance for the Project or Project Site and that Seller appears to be in compliance with respect to environmental matters. As set forth in Section 6.16(a)-(d), in its discretion, Purchaser may elect to conduct a final Environmental Assessment.

  From the date hereof, Seller shall continue to provide Purchaser with access to information and personnel sufficient to allow Purchaser to assess and determine to its reasonable satisfaction the presence, scope and extent of any Environmental Conditions at the Project Site, the accuracy of Seller's representations and warranties in Section 4.16, the status of any Remediation and other related matters. This right of access shall include without limitation any requests for information directed to Seller or to any Governmental Authority with jurisdiction over the Project or the Project Site, as well as access to the Project Site by the Environmental Consultant or any qualified professional consultant selected by Purchaser for the purpose of performing investigations or assessments necessary or appropriate in Purchaser's reasonable discretion to assess the foregoing, including without limitation the status of any Remediation or response to any Release of Hazardous Substances. Seller hereby consents, for the purpose of this Section and otherwise, to any such investigation, including for the purpose of the preparation of the final Environmental Assessment.

Section 6.12    Project Employee Matters.

  Purchaser has no obligation to employ or retain any Project Employees or to assume any employment agreements or other agreements related thereto and shall have no obligations or liability thereunder. Seller shall not make any written or verbal agreement, representation or statement to current, former or future Project Employees prior to the Closing about the possibility of employment or retention on the Project with Purchaser or any of its Affiliates that is inconsistent with the provisions of this Section 6.12.

  Subject to the restrictions of paragraph (c) below, Purchaser may, in Purchaser's sole discretion, but upon the approval of Seller which shall not be unreasonably withheld based on the estimated timing of Closing and potential interference with operation of the Project both before and after Closing, communicate with any current, former or future Project Employees prior to the Closing about the possibility of employment with Purchaser and, in Purchaser's sole discretion, elect to offer employment to any such Project Employees that would not commence earlier than the Closing and on such other terms and conditions as Purchaser shall determine. Seller shall use Commercially Reasonable Efforts to cause NAES to enter into with respect to the Project Employees of NAES listed in Schedule 6.12 (for the purposes of this Section 6.12, the "Designated NAES Employees") releases in favor of Purchaser from applicable confidentiality, non-competition and like agreements and other reasonable agreements consenting to and agreeing to cooperate with the rights of Purchaser under this Section 6.12.

  Notwithstanding Purchaser's rights under paragraph (b) above, Purchaser shall not make any offer to employ any of Designated NAES Employees to work for Purchaser on the Project unless and until the Closing takes place, and shall not otherwise make any offer to employ any Designated NAES Employees at other locations unless such employment occurs as a result of any such Project Employees contacting Purchaser for employment related to matters other than the Project prior to any discussion by Purchaser with such Project Employees of opportunities related to the Project.

Section 6.13    Emission Allowances Adjustment. Notwithstanding anything to the contrary herein, Purchaser and Seller shall use Commercially Reasonable Efforts, including executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, to ensure that Purchaser will obtain all, or the rights to all, Emission Allowances that are to be transferred to it pursuant to Section 2.1(k) hereof, including the right to receive such Emission Allowances that are to be allocated or issued by a Governmental Authority in the future. Purchaser and Seller further acknowledge and agree that such actions may be required before, on or after the Closing Date.

Section 6.14    Additional Covenants of Seller. Seller hereby agrees with and covenants to Purchaser that Seller shall cooperate with Purchaser in assessing the Purchased Assets and their operating characteristics in the interest of facilitating an orderly transition of the management of the Purchased Assets on the Closing Date.

Section 6.15    No Solicitation. From the date of the Letter of Intent, Seller has not and will not directly or indirectly (a) solicit, initiate, seek, respond to or take any other action to encourage inquiry or submission or proposals of offers, or accept any offers, or enter into a confidentiality agreement, letter of intent or purchase agreement or other similar agreement with any Person other than Purchaser (or Transmission Purchaser, as contemplated by the Transmission Purchase Agreements), with respect to the acquisition of some or all of the Project, including the Purchased Assets and the Transmission Assets, or a merger, consolidation, business combination, sale of all or any material portion of the securities of Seller or any similar extraordinary transaction with respect to Seller (an "Acquisition Proposal") or (b) participate in any discussions or negotiations regarding, or furnish to any Person other than Purchaser (or Transmission Purchaser, as contemplated by the Transmission Purchase Agreements) any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person other than Purchaser (or Transmission Purchaser, as contemplated by the Transmission Purchase Agreements).

Section 6.16    Environmental Matters.

    (a)    As set forth in Section 6.11(b) the initial Environmental Assessment obtained by Purchaser reflects that neither the Project nor the Project Site was, at the time of the Assessment, subject to any Environmental Condition or any violation of Environmental Law. If in its discretion Purchaser elects to conduct a final Environmental Assessment, the same shall be completed not later than sixty (60) days in advance of the Closing Date. If the final Environmental Assessment discloses that the Project or the Project Site is subject to an Environmental Condition, then Purchaser shall notify Seller and Transmission Assets Purchaser promptly in writing not later than forty-five (45) days prior to the Closing Date identifying any such Environmental Condition and furnishing a copy of said final Environmental Assessment. If, before the Closing, an Environmental Condition is discovered in a manner other than through the final Environmental Assessment, the discovering party shall notify the other Party and the Transmission Assets Purchaser promptly in writing of such fact. Upon notification of such Environmental Condition through the final Environmental Assessment or otherwise, the following steps shall occur:

    For the purposes of this Section 6.16, the estimated costs of any Remediation of an Environmental Condition (the "Estimated Cost") and the amount of time required for such Remediation shall be determined by a qualified professional consultant selected by Seller but reasonably acceptable to Purchaser and, if the Environmental Condition affects the Transmission Assets, the Transmission Assets Purchaser, and each making such determination shall timely agree upon and jointly engage such consultant with the costs thereof being borne equally by those making the engagement;

    If the Estimated Cost does not exceed $2,000,000, then Seller shall bear the costs of and responsibility for completing such Remediation and shall promptly commence, diligently pursue and complete such Remediation as soon as reasonably practical, subject to (y) the requirements of the Remediation Plan or any applicable Governmental Authority described in paragraph (b) below or (z) paragraph (d) below; and

    If the Estimated Cost exceeds $2,000,000, then either (x) within thirty (30) days after receipt of the Estimated Cost, either Party may, by written notice to the other and the Transmission Assets Purchaser, terminate this Agreement (with the resulting termination of the Transmission Assets Purchase and Sale Agreement under Section 10.1(e) thereof), and for such termination no Liquidated Damages for Costs and Expenses shall be due if the Environmental Condition was caused by the acts of Purchaser or Transmission Assets Purchaser or the acts of third parties beyond the reasonable control of Seller, and otherwise the Liquidated Damages for Costs and Expenses shall become immediately due and payable by Seller in accordance with Section 10.3 (but the right to terminate under this paragraph shall not limit either Party's rights to terminate under other provisions of this Agreement) or (y), if neither Party terminates within such period, then Seller shall bear the costs of and responsibility for completing the Remediation and shall promptly commence, diligently pursue and complete such Remediation as soon as reasonably practical, subject to (y) the requirements of the Remediation Plan or any applicable Governmental Authority described in paragraph (b) below or (z) paragraph (d) below.

    (b)     With respect to any such Remediation, Seller shall comply with the requirements of the relevant Governmental Authorities to address any such Environmental Condition so identified with the purpose of obtaining a "no further action" determination or a similar finding by such Governmental Authorities. Seller shall identify itself as the sole party responsible for compliance with the terms and conditions of the Remediation. For the purposes of subparagraphs (a)(ii) and (iii) above and paragraph (d) below, completion of the Remediation shall not have occurred until Seller has received such determination or finding.

     (c)     Seller will provide Purchaser and, if the Transmission Assets are affected by the applicable Environmental Condition, Transmission Assets Purchaser, with a copy of the draft Remediation Plan concerning any remediation to be conducted pursuant to this Section 6.16. Seller will obtain Purchaser's approval and, if the Transmission Assets are affected by the applicable Environmental Condition, Transmission Assets Purchaser's approval, of the Remediation Plan, not to be unreasonably withheld or delayed, prior to beginning remediation activities: (i) if the plan will result in a material modification of the operation of the Purchased Assets or the Transmission Assets or a material modification of the Purchased Assets or the Transmission Assets; (ii) if new and different monitoring of the Purchased Assets or the Transmission Assets is required by the Governmental Authorities; or (iii) if issuance of an Environmental Permit not reflected on the Schedules to this Agreement or to the Transmission Assets Purchase and Sale Agreement is required. Otherwise, Seller shall provide Purchaser and, if the Transmission Assets are affected by the applicable Environmental Condition, Transmission Assets Purchaser, with an opportunity to review and comment on the Remediation Plan.

    (d)     In the event Seller is responsible for Remediation in accordance with any of the foregoing, then before commencing such Remediation the following shall be determined: (i) if such Remediation could reasonably be expected to be fully completed on or before the earlier of the Expiration Date or twelve (12) months after the receipt of the Estimated Cost (for the purposes of this Section 6.16, the earlier of such dates being the "Limit Date"), then such Remediation shall be completed on or before the Limit Date and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Limit Date, or (ii) if such Remediation could not reasonably be expected to be fully completed on or before the Limit Date, then at Purchaser's election (A) Purchaser, Transmission Assets Purchaser and Seller shall agree to extend the Limit Date to the extent necessary to complete such Remediation (for the purposes of this Section 6.16, the "Extended Limit Date"), including to the extent necessary by extension of the Expiration Date and the "Expiration Date" and the "Limit Date" under the Transmission Assets Purchase and Sale Agreement (and with respect to Purchaser and Seller, in the event that the Expiration Date is extended, the extension of the expiration date under the Tolling Agreement), in which case the agreed upon extensions shall become effective and such repairs shall be completed on or before the Extended Limit Date and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Extended Limit Date, or (B) subject to the approval of Transmission Assets Purchaser if the Transmission Assets are affected by the applicable Environmental Condition, Purchaser and Transmission Assets Purchaser shall, to the extent the Purchased Assets or Transmission Assets, respectively, are affected severally, accept responsibility for such Remediation, the Purchase Price and the "Purchase Price" under the Transmission Assets Purchase and Sale Agreement, respectively, shall be proportionately reduced by the Estimated Cost of such Remediation to the respective affected assets, Purchaser and Transmission Assets Purchaser shall waive conditions precedent regarding the completion of such Remediation by Seller (and paragraphs (b) and (c) above) and, if Purchaser so requests, Seller shall allow Purchaser and Transmission Assets Purchaser to begin such Remediation prior to Closing subject to appropriate indemnification. In the event that clause (B) above applies and the actual cost of such Remediation is less than or is more than the Estimated Cost, Seller and Purchaser agree that neither party shall have the right to make a claim against the other party for such differential, it being understood that a claim for such differential shall not constitute a Purchaser Claim or a Seller Claim hereunder

    (e)     In the event that the conditions to Closing contained in Section 8.4(a) and (b) have been fulfilled or waived, Purchaser shall receive a day for day extension for the dates on which there would otherwise be an increase in the Initial Purchase Price equal to the number of days from the date of the notice of the Environmental Condition by Purchaser until the date the Remediation is complete.

ARTICLE 7

INDEMNIFICATION

Section 7.1    Indemnification by Seller.
  Purchaser Claims. Seller will indemnify, defend and hold harmless Purchaser, its Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the "Purchaser Group"), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses ("Losses"), including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings, which arise out of, are in connection with or relate to, the following (collectively, "Purchaser Claims"), in each case, even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any person included in the Purchaser Group or any other Person:

    any breach or violation of any covenant, obligation or agreement of Seller set forth in this Agreement or the Ancillary Agreements;

    any breach or inaccuracy of the representations or warranties made by Seller in this Agreement or the Ancillary Agreements, whether such representation or warranty is made as of the Effective Date or the Closing Date or in any certificate to be delivered by Seller pursuant hereto; provided that for purposes of determining the amount of Losses sustained or incurred thereby, for purposes of this Section 7.1(a) only, such representations and warranties shall be interpreted without giving effect to the words "material", "materially", "Material Adverse Effect", or words of similar effect; provided, further that no indemnity is provided with respect to the second sentence of Section 4.18;

    Seller's ownership, operation or use of any of the Excluded Assets;

    the Excluded Liabilities;

    any Third Party Claim relating to, in connection with or arising out of the ownership, operation or use of any of the Purchased Assets, to the extent relating to any period of time on or prior to the Closing Date; or

    any other matter relating to the Business or the Purchased Assets, to the extent relating to any period of time on or prior to the Closing Date, or relating to any Excluded Asset or Excluded Liability.

  Seller Limitations. Subject to paragraph (v) below:

    The Purchaser Group shall not be entitled to any punitive, incidental, indirect, special or consequential damages included in any Purchaser Claim or otherwise resulting from, in connection with or arising out of this Agreement or the Ancillary Agreements, including such damages for lost revenues, income or profits, diminution in value of the Project or for any other damage or loss resulting from the disruption to or loss of operation of the Project; provided that this limitation shall not apply to any Purchaser Claim for indemnification from any punitive, incidental, indirect, special or consequential damages awarded against Purchaser as a result of a Third Party Claim.

    The Purchaser Group shall not be entitled to any damages in connection with the termination of this Agreement by Purchaser pursuant to Section 10.1(c), unless at the time of the termination (y) Seller could not or would not deliver to Purchaser title to the Purchased Assets meeting the requirements set forth in Sections 4.10, 4.11, 4.12 and 4.14 or (z) the condition or the functionality of the Purchased Assets does not meet the requirements set forth in Sections 4.13 and 4.26 or is materially and adversely different from the condition or functionality of the Purchased Assets which exists as of the Effective Date.

    The aggregate damages to which the Purchaser Group shall be entitled under Section 7.1(a) shall be limited to (A) $23,182,676.00 less any Liquidated Damages for Costs and Expenses paid by Seller, with respect to Purchaser Claims asserted before the Closing, (B) $9,273,070.40, with respect to Purchaser Claims asserted after the Closing through the day before the date that is six months after the Closing Date, (C) $4,636,535.20, with respect to Purchaser Claims asserted on and after the date that is six months after the Closing Date through the date that is one year after the Closing Date and (D) $0 with respect to Purchaser Claims asserted thereafter.

    The Purchaser Group shall not be entitled to indemnification under Section 7.1(a) for Purchaser Claims for Purchaser General Costs and Expenses for which Liquidated Damages for Costs and Expenses are paid by Seller pursuant to Section 10.3.

    Notwithstanding the foregoing, (A) the limitations in paragraph (i) shall not apply to any claim for Liquidated Damages for Costs and Expenses; (B) the limitations in paragraph (ii) above shall not apply to Purchaser Claims following a termination for or in connection with a breach of Section 6.15 or to any claim for Liquidated Damages for Costs and Expenses and (C) the limitations in paragraph (iii) shall not apply to Purchaser Claims resulting from, in connection with or arising out of any fraudulent act or intentional breach by Seller.

Section 7.2    Indemnification by Purchaser.

  Seller Claims. From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against any and all Losses which arise out of or relate to the following (collectively, "Seller Claims"), in each case, even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any person included in the Seller Group or any other Person:

    any breach or violation of any covenant, obligation or agreement of Purchaser set forth in this Agreement or the Ancillary Agreements;

    any breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or the Ancillary Agreements, whether such representation or warranty is made as of the Effective Date or the Closing Date or in any certificate to be delivered by Purchaser pursuant hereto; provided, that for purposes of determining the amount of Losses sustained or incurred thereby, for purposes of this Section 7.2(a), such representations and warranties shall be interpreted without giving effect to the words "material", "materially", "Material Adverse Effect", or words of similar effect;

    the failure of Purchaser to pay, perform or discharge any of the Assumed Liabilities as and when due;

    any Third Party Claim relating to or arising out of the ownership, operation or use of any of the Purchased Assets (but excluding the Excluded Assets and the Excluded Liabilities), to the extent relating to any period of time after the Closing Date;

    any personal injury or physical property damage to the Purchased Assets, the Transmission Assets or other property arising out of the acts or omissions of any officer, director, employee, agent or representative of Purchaser or of any consultant selected by Purchaser in the performance of the activities described in Section 6.11(c); or

    any other matter relating to the business of Purchaser or the Purchased Assets (but excluding the Excluded Assets and the Excluded Liabilities), to the extent arising during and relating solely to any period of time after the Closing Date, or any Assumed Liability.

  Purchaser Limitations.

    The Seller Group shall not be entitled to any punitive, incidental, indirect, special or consequential damages included in any Seller Claim or otherwise resulting from, in connection with or arising out of this Agreement or the Ancillary Agreements, including such damages for lost revenues, income or profits, diminution in value of the Project or for any other damage or loss resulting from the disruption to or loss of operation of the Project; provided that this limitation shall not apply to any Seller Claim for indemnification from any punitive, incidental, indirect, special or consequential damages awarded against Seller as a result of a Third Party Claim.

    The aggregate damages to which the Seller Group shall be entitled under Section 7.2(a) shall be limited to (A) $23,182,676.00, with respect to Seller Claims asserted before the Closing, (B) $9,273,070.40, with respect to Seller Claims asserted after the Closing through the day before the date that is six months after the Closing Date, (C) $4,636,535.20, with respect to Seller Claims asserted on and after the date that is six months after the Closing Date through the date that is one year after the Closing Date and (D) $0 with respect to Seller Claims asserted thereafter.

    Notwithstanding the foregoing, the limitations in paragraph (ii) above shall not apply with respect to Seller Claims resulting from, in connection with or arising out of any fraudulent act or intentional breach by Purchaser.
Section 7.3    Notice of Claim. Subject to the terms of this Agreement and upon receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the Purchaser Group or the Seller Group entitled to indemnification under Section 7.1, or Section 7.2, respectively, such Person entitled to indemnification hereunder (the "Indemnitee") will promptly notify the Party against whom indemnification is sought (the "Indemnitor") in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 7.1 or Section 7.2. Such written notice is herein referred to as a "Notice of Claim." A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee's rights to indemnification; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

Section 7.4    Defense of Third Party Claims. The Indemnitor shall defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor's request, the Indemnitor may proceed with the action stated in the request. If, within that fifteen (15) day period, the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor shall be liable under this Article 7 only for an amount up to the amount which the Indemnitor had proposed be accepted in payment or compromise. This Section 7.4 is subject to the rights of any insurance carrier of Indemnitee that is defending the Third Party Claim.

Section 7.5    Cooperation. The Party defending the Third Party Claim shall (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties shall cooperate in the defense of the Third Party Claim. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee shall cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor shall reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

Section 7.6    Minimum Claim. No Party shall have any liability or obligation to indemnify under Section 7.1(a)(ii) or Section 7.2(a)(ii), unless and until the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds Five Hundred Thousand Dollars ($500,000), in which event recovery by the Indemnified Parties shall include the full aggregate amount of such liability, including such amounts as do not exceed such threshold amount. Nothing in this Section 7.6 is intended to modify or limit a Party's liability or obligation hereunder for other indemnifiable Claims.

Section 7.7    Purchase Price Adjustment. Any and all payments required to be made under this Article 7 shall be treated by all Parties as an adjustment to the Purchase Price.

Section 7.8    Specific Performance. Seller acknowledges that the Purchaser Transactions are unique and that Purchaser will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Purchaser will not have an adequate remedy at law if Seller shall fail to sell the Purchased Assets when required to do so hereunder. In such event, Purchaser shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Seller, subject to Purchaser's performance of its obligations hereunder. Purchaser acknowledges that the Purchaser Transactions are unique and that Seller will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at law if Purchaser shall fail to purchase the Purchased Assets when required to do so hereunder. In such event, Seller shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Purchaser, subject to Seller's performance of its obligations hereunder.

Section 7.9    Exclusivity. Except as provided in Section 7.8 and Section 10.3, and except in the case of any fraudulent act or intentional breach, the rights and remedies of Seller and members of the Seller Group, on the one hand, and Purchaser and members of the Purchaser Group, on the other hand, for money damages under this Article are, solely as between Seller and the Seller Group on the one hand, and Purchaser and the Purchaser Group on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller and members of the Seller Group on the one hand, and Purchaser and members of the Purchaser Group on the other hand, may have under this Agreement or the Ancillary Agreements or under applicable Law with respect to any indemnifiable Claim, whether at common law or in equity.

ARTICLE 8

PURCHASER'S CONDITIONS TO CLOSING

The obligation of Purchaser to consummate the Transactions hereunder shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Purchaser waives such fulfillment in writing:

Section 8.1    Compliance with Provisions. Seller shall have performed or complied in all material respects with all covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing.

Section 8.2    HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

Section 8.3    No Restraint. There shall be no:
  Preliminary or permanent Order which prevents the consummation of the Transactions as herein provided; or

  Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority which prohibits the consummation of the Transactions as herein provided.

Section 8.4    Required Regulatory Approvals and Consents.
  All of Purchaser's Required Regulatory Approvals and all of Purchaser's Required Consents shall have been obtained and shall not have been granted subject to or containing any terms or conditions not satisfactory to Purchaser, in its sole discretion, and shall be final and not subject to appeal or otherwise subject to challenge or modification (except with respect to the same provided by Mississippi regulatory authorities, which shall be as final as allowed prior to Closing, and not subject to any appeal, challenge or modification which Purchaser determines may cause the same to be or become unavailable or unsatisfactory following Closing).

  All of Purchaser's Additional Regulatory Approvals shall have been obtained and shall not have been granted subject to or containing any terms or conditions not satisfactory to Purchaser and each of the Participating Entergy Operating Companies, in their sole discretion, and shall be final and not subject to appeal or otherwise subject to challenge or modification (except with respect to the same provided by Mississippi regulatory authorities, which shall be as final as allowed prior to Closing, and not subject to any appeal, challenge or modification which Purchaser determines may cause the same to be or become unavailable or unsatisfactory following Closing).

  All of Seller's Required Regulatory Approvals and Seller's Required Consents shall have been made or obtained and shall be in such forms as could not reasonably be expected to (i) materially impair the authority, right or ability of Purchaser to consummate the Transactions or of Purchaser or any Participating Entergy Operating Company to consummate the Participating Entergy Operating Company Transactions, (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Business, Purchaser or any Participating Entergy Operating Company, (iii) require any material modification to this Agreement, any Ancillary Agreement, the Transactions or the Participating Entergy Operating Company Transactions, or (iv) impose any restrictions upon Purchaser's ownership or operation of the Purchased Assets or Purchaser's or any Participating Entergy Operating Company's ownership of their respective assets or operation of their respective businesses, including any restrictions on use of assigned contracts.

Section 8.5    Representations and Warranties. The representations and warranties of Seller set forth in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Effective Date and the Closing Date.

Section 8.6    Officer's Certificate. Purchaser shall have received a certificate from Seller, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 8.1, Section 8.4 (to the extent relating to Seller's Required Regulatory Approvals) and Section 8.5 have been satisfied.

Section 8.7    Title Insurance. Title to the Real Property shall have been evidenced by the willingness of a title insurance company reasonably acceptable to Purchaser (the "Title Insurer") to issue at regular rates an owner's, and if applicable, leasehold policy of title insurance in the amount of the Purchase Price and such endorsements as reasonably may be required by Purchaser, in the name of Purchaser on the policy form issued in the State of Mississippi that does not differ in any material respect from the Preliminary Title Commitment (other than endorsements deemed appropriate by Purchaser) and that will include only the exceptions to coverage listed on Schedule B-II to the Preliminary Title Commitment, excluding those exceptions listed in Schedule 8.7 (the "Title Policy"). The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer's delivery of written commitments or binders, dated as of the Closing Date (but insuring title as of the date title conveyance documents are recorded), to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question.

Section 8.8    New LTSA. Purchaser shall have negotiated and executed a long term services agreement with GEII with respect to the combustion and steam turbines of the Project on terms satisfactory to Purchaser in its sole discretion (the "New LTSA"), which shall become effective at Closing.

Section 8.9    Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred.

Section 8.10    Legal Opinion. Purchaser shall have received an opinion or opinions from Greenberg Traurig, LLP, dated the Closing Date covering matters relating to entity existence and qualification to do business, authority, no violation or conflicts with organizational documents, contracts or applicable laws and no required consents or approvals, subject to the conditions and limitations therein and to other customary conditions and limitations.

Section 8.11    No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

Section 8.12    No Unremediated Environmental Conditions. If Purchaser elects, the Environmental Consultant shall have delivered to Purchaser a reasonably acceptable and complete final Environmental Assessment, and Purchaser shall be satisfied, in its reasonable discretion based upon investigation conducted pursuant to Section 6.11(b) and otherwise, that there is no Environmental Condition at the Project Site requiring any Remediation, or if there is, Seller shall have completed the Remediation in accordance with Section 6.16.

Section 8.13    Warranties. The Warranties listed in Schedule 2.1(h) shall be included in the Purchased Assets to be assigned to Purchaser at the Closing and any consent, waiver or approval required to be obtained from the grantor of any of such Warranties in connection with the consummation of the Transactions shall have been obtained.

Section 8.14    No Condemnation. None of the Purchased Assets in whole or in part, shall have become subject to or threatened with any condemnation or eminent domain proceeding.

Section 8.15    No Unrepaired Casualty. If all or any portion of the Purchased Assets shall have been damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part, Seller shall have completed the full repair or restoration of the Damaged Portion in accordance with Section 6.8, including, if required pursuant to Section 6.8, Seller shall have obtained Purchaser's written consent to Seller's final acceptance of such repair and restoration.

Section 8.16    Evidence of Cure. Purchaser shall have received evidence reasonably satisfactory to it that any uncured violations set forth in Schedule 4.4 shall have been cured.

Section 8.17    Receipt of Other Documents. Purchaser shall have received the following:
  Certificates of Good Standing with respect to Seller as of a recent date issued by the Secretary of State of Delaware and Mississippi;

  Copies of the certificate of formation and the limited liability company agreement of Seller certified by the Secretary of State of Delaware, together with a certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller that none of such documents have been amended;

  Copies, certified by the Secretary or an Assistant Secretary (or similarly situated individual) of each of Seller of resolutions of its board of directors or similar governing body authorizing the execution and delivery by Seller of this Agreement and of the Ancillary Agreements to which it is a party and authorizing the performance of its obligations hereunder and thereunder, as applicable, and authorizing or ratifying the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

  A certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby;

  Releases in favor of Purchaser from applicable confidentiality, non-competition and like agreements and other reasonable agreements consenting to and agreeing to cooperate with the rights of Purchaser as contemplated by Section 6.12(b), in form and substance reasonably satisfactory to Purchaser and to the extent available after Seller's efforts in accordance with Section 6.12(b);

  The Closing Inventory Report;

  A receipt for the Initial Purchase Price as adjusted by the Closing Adjustment;

  (i) Estoppel certificates in form reasonably satisfactory to Purchaser from the lessor under no less than 5 of the 7 leases pertaining to Leased Real Property dated no earlier than the date on which Purchaser requests Seller to send such estoppel certificates to each such lessor, which notice shall be sent no later than ninety (90) days prior to the expected Closing Date and (ii) evidence in form reasonably satisfactory to Purchaser that the required notices to each lessor under each lease pertaining to Leased Real Property have been properly given (the foregoing items (i) and (ii) being the "Real Estate Curative Documents"); and

  evidence in form reasonably satisfactory to Purchaser that (i) the required notices described in Section 2.5(a)(ii) have been given and (ii) the transfer of each Material Software License to Purchaser has occurred and all necessary consents to such transfers have been obtained on terms satisfactory to Purchaser or that the applicable Replacement License Agreement has been entered into by Seller.
Section 8.18    Termination of Other Documents. Purchaser shall have received evidence of the satisfactory termination of the following documents and agreements:
  The Interim LTSA;

  The Tolling Agreement; and

  Any agreements with Independent Contractors with respect to Project Employees, including Seller's arrangements with NAES, but excluding Seller's arrangements with Kelson Attala, to the extent permitted by the terms of such agreements.
Section 8.19    Consumables. Purchaser shall have confirmed to its reasonable satisfaction that the inventory of Consumables is sufficient, as reasonably estimated by Purchaser, for the operation of the Project (assuming operation of the Project at a fifty percent (50%) capacity factor) for the thirty (30) day period following the Closing.

Section 8.20    Inspection. Purchaser shall have completed a pre-closing inspection of the Project and the Project Site not more than thirty (30) days prior to the Closing and confirmed and verified, to its reasonable satisfaction, (a) the accuracy of Seller's representations and warranties set forth in Article 4, and Seller's performance of and compliance with its covenants set forth in this Agreement or any Ancillary Agreement, (b) that no Material Adverse Effect shall have occurred since the Effective Date and that there shall not have been any material adverse change in the physical condition or operations of the Project or the Project Site since November 12, 2004, except ordinary wear and tear or matters the subject of Section 6.8 and Section 8.15.

Section 8.21    Transmission Assets. All conditions in Article 8 of the Transmission Assets Purchase and Sale Agreement to the consummation of the "Closing" under, and as such term is defined in, the Transmission Assets Purchase and Sale Agreement shall have been fulfilled or waived in a manner acceptable to Purchaser, and Seller and Transmission Assets Purchaser shall be ready to and shall effect such Closing contemporaneously with the Closing under this Agreement.

ARTICLE 9

SELLER'S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Transactions hereunder shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Seller waives such fulfillment in writing:

Section 9.1    Compliance with Provisions. Purchaser shall have performed or complied in all material respects with all covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing.

Section 9.2    HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

Section 9.3    No Restraint. There shall be no:

  Preliminary or permanent Order which prevents the consummation of the Transactions as herein provided; or

  Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority which prohibits the consummation of the Transactions as herein provided.
Section 9.4    Required Regulatory Approvals and Consents.
  All of Seller's Required Regulatory Approvals and all of Seller's Required Consents shall have been obtained, and shall be final and not subject to appeal or otherwise subject to challenge or modification, in each case to the extent necessary to prevent any condition that could reasonably be expected to (i) materially impair Seller's authority, right or ability to consummate the Transactions or (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of Seller; provided that to the extent any of Seller's Required Regulatory Approvals or Seller's Required Consents with respect to any Purchased Asset have not been obtained and Purchaser elects to proceed to Closing, then Seller shall treat such Purchased Asset in accordance with Section 2.5 and this condition shall not apply to such Seller's Required Regulatory Approval or Seller's Required Consent.

  All of Purchaser's Required Regulatory Approvals and Purchaser's Required Consents (other than the Purchaser's Required Regulatory Approvals that relate to the transfer of the Purchased Permits) shall have been made or obtained and shall be in such forms as could not reasonably be expected to (i) materially impair Seller's authority, right or ability to consummate the Transactions or (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of Seller.
Section 9.5    Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Effective Date and the Closing Date.

Section 9.6    Officer's Certificate. Seller shall have received a certificate from Purchaser, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 9.1, Section 9.4 (to the extent relating to Purchaser's Required Regulatory Approvals) and Section 9.5 have been satisfied.

Section 9.7    Legal Opinion. Seller shall have received an opinion or opinions from internal counsel for Purchaser dated the Closing Date covering matters relating to corporate existence and qualification to do business, authority, no violation or conflicts with organizational documents, contracts or applicable laws and no required consents or approvals, subject to the conditions and limitations therein and to other customary conditions and limitations.

Section 9.8    No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

Section 9.9    Receipt of Other Documents. Seller shall have received the following:
  A Certificate of Good Standing with respect to Purchaser, as of a recent date, issued by the Secretary of State of Mississippi;

  Certified copies of the articles of incorporation and the bylaws of Purchaser, together with a certificate of the Secretary or an Assistant Secretary of Purchaser that none of such documents have been amended;

  Copies, certified by the Secretary or an Assistant Secretary of Purchaser, of resolutions of the board of directors of Purchaser authorizing the execution and delivery by Purchaser of this Agreement, and each of the Ancillary Agreements to which it is a party and the performance of its obligations hereunder and thereunder, and authorizing the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith; and

  A certificate of the Secretary or an Assistant Secretary of Purchaser, identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement, and each Ancillary Agreement to which Purchaser is a party and the other agreements and instruments contemplated hereby.
Section 9.10    Transmission Assets. All conditions in Article 9 of the Transmission Assets Purchase and Sale Agreement to the consummation of the "Closing" under, and as such term is defined in, the Transmission Assets Purchase and Sale Agreement shall have been fulfilled or waived as required thereunder, and Transmission Assets Purchaser shall be ready to and shall effect such Closing contemporaneously with the Closing under this Agreement.

ARTICLE 10

TERMINATION

Section 10.1    Rights to Terminate. To the extent set forth in Section 10.2, this Agreement may be terminated (the date of such termination being the "Termination Date"):
  At any time prior to the Closing, by mutual written consent of Seller and Purchaser;

  By one Party upon written notice to the other Party on or after the Expiration Date;

  By one Party upon written notice to the other Party if there has been a material default or breach of any representation, warranty, covenant or other provision under this Agreement by such other Party that is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by such other Party of written notice from the terminating Party specifying with particularity such breach or default;

  By one Party upon written notice to the other Party: (i) at any time prior to the Closing, if any federal or state court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final without the possibility of appeal; or (ii) at any time prior to the Closing, if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Transactions;

  By one Party upon written notice to the other Party, if Purchaser determines that any of Purchaser's conditions to Closing set forth in Article 8 will not be satisfied and will not be waived by Purchaser prior to Closing, including if Purchaser determines that the conditions specified in Section 8.4 or Section 8.21 will not be satisfied or waived prior to Closing on terms satisfactory to Purchaser in accordance with the requirements of such section;

  By one Party upon written notice to the other Party, to the extent authorized under Section 6.8 or Section 6.16; and

  By one Party upon written notice to the other Party, if such other Party is or becomes Bankrupt or there are proceedings pending or being contemplated by it or threatened against it which could reasonably be expected to result in it being or becoming Bankrupt.

Section 10.2    Effect of Termination. If there has been a termination pursuant to Section 10.1 then this Agreement shall be deemed terminated, and all further obligations of the Parties hereunder shall terminate, except that (a) obligations incurred prior to the termination, including obligations related to the breach of this Agreement prior to the termination, shall survive and (b) obligations under Section 6.2 and Section 10.3 and under Article 7 and Article 11 shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a Party to another under and by reason of this Agreement except as set forth in Article 7 and Section 10.3, and except for intentionally fraudulent acts by a Party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a Party hereunder.

Section 10.3    Liquidated Damages for Costs and Expenses. If Purchaser terminates this Agreement pursuant to Section 10.1(c) or Section 10.1(g), or if this Agreement is terminated by either Party pursuant to Section 10.1(e) (other than with respect to (i) any unsatisfied or unwaived condition in Article 8 the satisfaction of which was required to have been achieved by Purchaser under the terms of this Agreement, (ii) any unsatisfied or unwaived condition from the Transmission Purchase Agreements or the Transmission Arrangement Agreements incorporated in Section 8.21 the satisfaction of which was required to have been achieved by Transmission Purchaser or Purchaser under the terms thereof, (iii) satisfaction of the conditions set forth in Section 8.17(h) or Section 8.17(i)), or if this Agreement is terminated by either Party in accordance with Section 6.8 or Section 6.16 but only to the extent described in accordance with Section 6.8 or Section 6.16; then the Liquidated Damages for Costs and Expenses shall become immediately due and payable by Seller and Seller shall pay the Liquidated Damages for Costs and Expenses to Purchaser within ten (10) calendar days of Seller's receipt of notice of such termination (or, if later, the date on which such notice is effective), by wire transfer of immediately available funds to an account designated in writing by Purchaser. The payment of the Liquidated Damages for Costs and Expenses constitutes liquidated damages to reimburse Purchaser for the internal management, technical, legal and general and administrative costs and expenses of Purchaser with respect to, or that would not otherwise have been incurred absent, the negotiation, execution, delivery and performance and termination under this Agreement through the date of termination (the "Purchaser General Costs and Expenses"). With respect to the Liquidated Damages for Costs and Expenses, the Parties acknowledge and agree that (i) the damages of Purchaser associated with the Purchaser General Costs and Expenses are likely to be substantial and unreasonably difficult to quantify, (ii) the Liquidated Damages for Costs and Expenses are a reasonable estimate of Purchaser's actual damages for the Purchaser General Costs and Expenses, (iii) payment of the Liquidated Damages for Costs and Expenses are appropriate as liquidated damages and are not a penalty, and (iv) payment of the Liquidated Damages for Costs and Expenses shall be deemed Purchaser's sole and exclusive remedy of Purchaser under this Agreement for damages associated with Purchaser General Costs and Expenses, but not for any other damages of Purchaser such as direct damages for any difference between the value of the Purchased Assets and the Purchase Price that may be payable to Purchaser in accordance with the provisions of Section 7.1.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1    Entire Document; Amendments. This Agreement (including the Exhibits and Schedules to this Agreement), the Ancillary Agreements to which they are a party, and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the Purchaser Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for, the Confidentiality Agreement and any such Ancillary Agreements executed prior to the date hereof) prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

Section 11.2    Schedules. Seller may from time to time notify Purchaser of any changes or additions to any of Seller's Schedules to this Agreement and Purchaser may from time to time notify Seller of any changes or additions to any of Purchaser's Schedules to this Agreement by the delivery of amendments or supplements thereto. No such notification, change, addition, amendment or supplement shall become effective or cure any breach of any representation or warranty, covenant or other provision of this Agreement unless and until the same has been approved by the other Party in its sole discretion, except with respect to Schedules 2.1(c)-(j), 2.2(g), 4.8, 4.24, 4.25, and 6.12, where the other Party's approval shall not be unreasonably withheld provided that the same reflects an updated condition occurring as a result of the ordinary course of business in compliance with the terms of this Agreement that could not reasonably be expected to have a material adverse effect upon such Party or with respect to Seller's Schedules a Material Adverse Effect.

Section 11.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

Section 11.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 11.5    Assignment. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party's sole discretion. Seller will not unreasonably withhold its consent to any such assignment, transfer or delegation of this Agreement by Purchaser to an Affiliate of Purchaser. Any assignment effected in accordance with this Section 11.5 will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements to which it is a party. Any purported assignment or delegation not effected in accordance with this Section 11.5 shall be deemed void.

Section 11.6    Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 11.7    Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines (other than Section 5-1401 of the New York General Obligations Law), except to the extent that (i) certain matters are preempted by federal law or are governed by the law of the respective jurisdiction of incorporation or formation, as applicable of the Parties or (ii) certain matters with respect to real property are governed by the law of the State of Mississippi.

Section 11.8    Dispute Resolution.
  Generally: The dispute resolution procedures set forth in this Section 11.8 shall govern the resolution of any dispute, claim or controversy arising out of, under or relating to this Agreement and the Purchaser Transaction and any right or obligation thereunder, or the breach or termination thereof ("Dispute"), unless otherwise provided in this Agreement or mutually agreed to by the Parties. Resolution of any Dispute hereunder shall be by senior executives of the Parties or, upon failure to timely reach a solution in such manner, litigation, all as provided in this Section 11.8.

  Negotiation by Representatives: In the event of a Dispute, the Party seeking resolution shall begin this process by first providing written notice of the Dispute to the other Party which notice shall contain a brief description of the Dispute. Not later than seven (7) days after the date of delivery of the initial notice of Dispute, each Party shall select and appoint a representative to attempt to resolve the Dispute. Not later than fourteen (14) days after delivery of the initial written notice of said Dispute, each Party shall provide to the other a written explanation of the material particulars of its position as to the Dispute. Not later than twenty-one (21) days after delivery of the written notice of a Dispute, as provided above, the representatives selected by the Parties shall meet to attempt in good faith to settle the Dispute ("First Meeting Deadline") and to produce a written agreement setting forth the terms of settlement. The written settlement agreement, if any, when signed by each Party, shall govern the Parties' resolution of the Dispute and serve as conclusive evidence of the resolution of such Dispute. If and only if, the Parties' representatives fail to produce and the Party's fail to sign a written settlement agreement, then (A) not later than fourteen (14) days after the date of such representatives' first meeting, or (B) within twenty-one (21) days after the First Meeting Deadline (in the event the representatives fail to meet by the First Meeting Deadline), or (C) within such longer period as may be mutually agreed to by the Parties in writing, then either Party may commence litigation in accordance with Section 11.8(c).

  Initiation of Litigation: After, but only after, the period for resolution of a Dispute set forth above has terminated without a resolution of a Dispute, or earlier if both Parties agree, the Dispute may be submitted for litigation. In the event that litigation is commenced, the substance of any and all communications between the Parties or their representatives pursuant to Sections 11.8(a) and (b) above shall be treated as settlement discussions and shall not be admissible as evidence in the litigation of the Dispute (except to establish, if necessary, the Parties compliance or non-compliance with the provisions of the Dispute Resolution process set forth in this Section 11.8).

  Waiver of Jury Trial: EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
Section 11.9    Notices. All notices, requests, statements or payments shall be made as specified below. Notices shall, unless otherwise specified herein, be in writing and may be delivered by hand delivery, United States mail, overnight courier service, electronic mail or other electronic transmission, or facsimile. Notice by facsimile, electronic mail or other electronic transmission or hand delivery shall be effective at the close of business on the day actually received, if received during business hours on a Business Day, and otherwise shall be effective at the close of business on the next Business Day. Notice by overnight courier shall be effective on the next Business Day after it was sent and notice by mail shall be effective on five (5) days following deposit in the United States mail, postage prepaid. A Party may change its addresses by providing notice of same in accordance herewith.

        If to Seller to:

Central Mississippi Generating Company, LLC
c/o R.W. Beck Plant Management Ltd.
The Corporate Center, East Wing
550 Cochituate Road
Framingham, MA 01701
Attention: David L. Patton
Fax: (508) 935-1888

        with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: Nathan Limpert
Fax: (212) 801-6400
and

        If to Purchaser to:

Entergy Mississippi, Inc.
City Centre
200 South Lamar
Suite 500
Jackson, MS 39201
Attention: Carolyn Shanks

        with copies to:

Entergy Services, Inc.
Parkwood 2 Building - Suite 300
10055 Grogan's Mill Road
The Woodlands, TX 77380
Attention: Bill Mohl
Fax: 281-297-3929

Entergy Services, Inc.
Parkwood 2 Building - Suite 300
10055 Grogan's Mill Road
The Woodlands, TX 77380
Attention: Carol St. Clair
Fax: 281-297-3945

Bracewell & Patterson, L.L.P.
711 Louisiana, Suite 2900
Houston, TX 77002
Attention: Robert Stephens
Fax: 713-222-3202

or to such other Person at such other address as a Party shall designate by like notice to the other Party.

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.

Section 11.10    No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties, their respective permitted successors and assigns, and any Person benefiting from the indemnities provided herein, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 11.11    No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to any Party.

Section 11.12   Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

Section 11.13    Waiver of Compliance. To the extent permitted by applicable Law, any failure to comply with any obligation, covenant, agreement or condition set forth herein or in any Ancillary Agreement, or any breach of any representation or warranty set forth herein or in any Ancillary Agreement, may be waived by the Party entitled to the benefit of such obligation, covenant, agreement, condition, representation or warranty only by a written instrument signed by such Party that expressly waives such failure or breach, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or breach thereof. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, will not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 11.14    Survival; Right to Indemnification Not Affected by Knowledge.
  All representations and warranties given or made by either Party in this Agreement or any certificate or other writing furnished in connection herewith, and related indemnity rights, shall survive the Closing for a period of twelve (12) months after the Closing Date and shall thereafter terminate and be of no further force or effect except that any representation or warranty, and related indemnity rights, as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

  The covenants and agreements of the Parties contained in Article 7 and Article 11 of this Agreement shall survive the Closing indefinitely, unless otherwise specified herein.

  Except as set forth in Section 5.8, the representations and warranties of the Parties set forth herein, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Effective Date or the Closing Date by, any of the Parties or their respective representatives in connection with the Transactions, and each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing. Except as set forth in Section 5.8, the right to indemnification or other remedy based on any of the representations, warranties, covenants or obligations in this Agreement or any of the Ancillary Agreements will not be affected by any investigation or audit conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

Section 11.15    Expenses. Each Party shall bear its own costs, fees and expenses (including attorneys' fees) in connection with the preparation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

CENTRAL MISSISSIPPI GENERATING COMPANY, LLC a Delaware limited liability company By: R.W. Beck Plant Management, Ltd., its Manager By Name: David L. Patton Title: Manager
ENTERGY MISSISSIPPI, INC. a Mississippi corporation By Name: Title: